                                                                    EXHIBIT 4.13

                                                               Execution Version

[*]-INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

                             COLLABORATION AGREEMENT

                                 BY AND BETWEEN

                         CONTROL DELIVERY SYSTEMS, INC.

                                       AND

                             ALIMERA SCIENCES, INC.

                          DATED AS OF FEBRUARY 11, 2005

                                TABLE OF CONTENTS

                                                                                                  Page
ARTICLE  1  DEFINITIONS..................................................................           1

ARTICLE  2  JOINT DEVELOPMENT TEAM.......................................................          15
   2.1        Establishment of Joint Development Team....................................          15
   2.2        Responsibilities of the Joint Development Team.............................          16
   2.3        Meetings; Minutes..........................................................          16
   2.4        Decision-Making and Dispute Resolution.....................................          17
   2.5        Expenses...................................................................          17
   2.6        Dissolution of JDT.........................................................          17

ARTICLE  3  DEVELOPMENT ACTIVITIES.......................................................          17
   3.1        General....................................................................          18
   3.2        Development Plan...........................................................          18
   3.3        Performance................................................................          21
   3.4        Primary Contact Persons....................................................          22
   3.5        Availability of Employees..................................................          22
   3.6        Visit of Facilities........................................................          23
   3.7        Subcontracts...............................................................          23
   3.8        Information Sharing........................................................          23
   3.9        Records....................................................................          23
   3.10       Manufacturing for Clinical Supply Requirements.............................          23
   3.11       Technology Transfer by CDS.................................................          24

ARTICLE  4  COMMERCIALIZATION............................................................          24
   4.1        Commercialization of Product(s) in the Collaboration Field.................          24
   4.2        Commercialization Budget...................................................          24
   4.3        Diligence..................................................................          25
   4.4        Costs of Commercialization.................................................          27
   4.5        Manufacturing for Commercial Supply Requirements...........................          27
   4.6        Product Recalls............................................................          27

ARTICLE  5  GRANT OF RIGHTS..............................................................          28
   5.1        Grant of License by CDS....................................................          28
   5.2        Grant of License by Alimera................................................          29
   5.3        Sublicenses and Subcontracts...............................................          29
   5.4        Ownership of and Rights to Inventions......................................          29
   5.5        Limitation on Use..........................................................          30
   5.6        Reservation of Rights......................................................          30
   5.7        No Grant of Other Technology or Patent Rights..............................          31
   5.8        Options to Licenses in the Collaboration Field.............................          31
   5.9        Clinical IP................................................................          32
   5.10       Section 365(n) of the Bankruptcy Code......................................          32

ARTICLE  6  COSTS & REVENUES - PRE AND POST PROFITABILITY DATE...........................          33
   6.1        License Fee................................................................          33
   6.2        Milestone Payment..........................................................          33
   6.3        Direct Development Costs...................................................          33
   6.4        Revenues Prior to Profitability Date.......................................          35
   6.5        Costs and Revenues After the Profitability Date............................          35
   6.6        Revenues from Third Party Agreements.......................................          38
   6.7        Records; Audits............................................................          38

ARTICLE  7  INTELLECTUAL PROPERTY........................................................          39
   7.1        CDS-Prosecuted Patent Rights...............................................          39
   7.2        Abandonment................................................................          40
   7.3        Alimera-Prosecuted Patent Rights...........................................          40
   7.4        Information Disclosure; Cooperation........................................          41
   7.5        Employees and Sublicensees Assignment of Inventions........................          41
   7.6        Infringement...............................................................          41
   7.7        Marking....................................................................          44
   7.8        Trademarks.................................................................          44
   7.9        UKRF Licenses and B&L Agreement............................................          45

ARTICLE  8  CONFIDENTIALITY..............................................................          45
   8.1        Confidentiality............................................................          45
   8.2        Disclosure.................................................................          46

ARTICLE  9  REPRESENTATIONS AND WARRANTIES...............................................          46
   9.1        Representations and Warranties of CDS......................................          46
   9.2        Representations and Warranties of Alimera..................................          47
   9.3        Warranty Disclaimer........................................................          48
   9.4        Limited Liability..........................................................          48

ARTICLE  10  INDEMNITY...................................................................          48
   10.1       Cross Indemnity............................................................          48
   10.2       Limitation on Indemnity Obligations........................................          49
   10.3       Procedure..................................................................          49
   10.4       Insurance..................................................................          49
   10.5       Product Liability Claims...................................................          50

ARTICLE  11  TERM AND TERMINATION........................................................          50
   11.1       Term.......................................................................          50
   11.2       Termination for Default by Either Party....................................          50
   11.3       Termination for Non-Payment of Development Payment.........................          50
   11.4       Termination for Failure to Approve an Initial Development Plan.............          51
   11.5       Termination for Abandonment................................................          52
   11.6       Effect of Expiration or Termination of the Agreement.......................          54
   11.7       Survival of Provisions Upon Expiration or Termination......................          54

ARTICLE  12  MISCELLANEOUS...............................................................          54
   12.1       Interpretation.............................................................          54
   12.2       Assignment.................................................................          55
   12.3       Severability...............................................................          55
   12.4       Notices....................................................................          55
   12.5       Governing Law and Venue....................................................          56
   12.6       Compliance with Applicable Laws............................................          56
   12.7       Dispute Resolution.........................................................          56
   12.8       Use of Name/Publicity......................................................          57
   12.9       Entire Agreement...........................................................          57
   12.10      Headings...................................................................          58
   12.11      Independent Contractors....................................................          58
   12.12      Waiver.....................................................................          58
   12.13      Counterparts...............................................................          58

SIGNATURE PAGE

EXHIBITS

      EXHIBIT 1.11A     CDS EXISTING PATENT RIGHTS

      EXHIBIT 1.11B     EXCLUDED CDS PATENT RIGHTS

      EXHIBIT 1.15      CDS PATENT COST-SHARING COUNTRIES

      EXHIBIT 1.42      EXCLUDED PRODUCT SPECIFICATIONS/DRAWINGS

      EXHIBIT 1.87      UKRF LICENSES

      EXHIBIT 3.2       INITIAL DEVELOPMENT PLAN

      EXHIBIT 5.8.3     TERMS FOR OPTION LICENSE AGREEMENT

      EXHIBIT 11.5.1    TERMS FOR THE [*] LICENSE AGREEMENT

      [*] - INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

                             COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (the "Agreement") dated as of February 11, 2005 (the "Effective Date"), is made by and between CONTROL DELIVERY SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware having its offices at 400 Pleasant St., Watertown, Massachusetts 02472 ("CDS"), and ALIMERA SCIENCES, INC., a corporation organized and existing under the laws of the State of Delaware having its offices at 6120 Windward Parkway, Alpharetta, GA 30005 ("Alimera"). CDS and Alimera are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                 R E C I T A L S

      WHEREAS, CDS designs and develops innovative ophthalmic drug delivery products; and

      WHEREAS, Alimera develops and commercializes ophthalmic drug products; and

      WHEREAS, the Parties are interested in collaborating with one another and jointly funding the development, and sharing Net Profits from the sale, of novel products for treating eye diseases in humans, including a product for the treatment of diabetic macular edema using a corticosteroid; and

      WHEREAS, CDS is willing to grant Alimera a license to certain of its proprietary technology and know-how relating to developing products for treating eye diseases and enter into such a collaboration upon the terms and conditions set forth below;

      NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                             ARTICLE 1 DEFINITIONS

For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below, whether used in their singular or plural form:

      1.1 "Affiliate" shall mean any corporation or other entity that controls, is controlled by, or is under common control with a Party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it directly or indirectly owns or controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.

      1.2 "Alimera Improvements" shall mean any and all Improvements created, conceived or reduced to practice by Alimera, or its Affiliates, agents, subcontractors or sublicensees, alone or with others, or by Third Parties acting on their behalf, that are (a) Improvements covered by or derived from practice of the CDS Technology, and/or (b)

Improvements covered by or derived from the practice of the Improvements set forth in clause (a); provided, however, that Alimera Improvements shall not include any Improvement that meets each of the following: (x) is related specifically to an active ingredient provided by Alimera and used in the Products, (y) can be practiced without infringing any CDS Existing Patent Rights and any Patent Rights included within CDS Improvements, or without utilizing any CDS Know-How, and (z) does not fall within the definition of the CDS Core Technology.

      1.3 "Alimera Know-How" shall mean Know-How Controlled by Alimera.

      1.4 "Alimera Patent Costs" shall mean fees and costs associated with filing, prosecution and maintenance of the Alimera-Prosecuted Patent Rights, as defined in Section 7.3, in the Territory.

      1.5 "Approval" shall mean the approvals from applicable regulatory authorities in any country or region required to lawfully market a Product in such country or region, including, but not limited to, approval of an NDA. The term "Approved" shall mean the receipt of Approval.

      1.6 "Bankruptcy Code" shall mean Title 11 of the United States Code, as amended from time to time.

      1.7 "B&L" shall mean Bausch & Lomb Incorporated.

      1.8 "B&L Agreement" shall mean the Amended and Restated License Agreement between CDS and B&L dated as of December 9, 2003 as in existence and effect on the Effective Date, a full and complete copy of which has been provided to Alimera.

      1.9 "Business Day" shall mean each day of the week excluding Saturday, Sunday and U.S. federal holidays.

      1.10 "CDS Core Technology" shall mean (a) any drug delivery device, or component thereof, for ophthalmic use that includes a core containing one or more drugs, and (b) any method or process for using a device described in clause
(a).

      1.11 "CDS Existing Patent Rights" shall mean (a) the United States and foreign patents and patent applications listed in Exhibit 1.11A, (b) any Patent Rights arising from those patents and patent applications during the Term, and
(c) any other patents or patent applications Controlled by CDS as of the Effective Date, a Valid Claim of which, absent the licenses granted by CDS to Alimera under Section 5.1, would be infringed by the making, having made, using, selling, offering to sell or importing of a Product in the Collaboration Field by Alimera or its subcontractors or sublicensees as permitted under this Agreement; provided, however, that CDS Existing Patent Rights shall in no event include the patents and patent applications listed in Exhibit 1.11B or any Patent Rights arising from those patents or patent applications.

      1.12 "CDS Improvements" shall mean any and all Improvements created, conceived or reduced to practice by CDS, or its Affiliates, agents, or sublicensees, alone or with others or by Third Parties acting on their behalf, during the course of activities conducted as set forth in the Development Plan, that are (a) Improvements covered by or derived from practice of the CDS Technology, and (b) Improvements covered by or derived from the practice of the Improvements set forth in clause (a); provided, however, that CDS Improvements shall not include any Improvement that is an Alimera Improvement.

      1.13 "CDS Know-How" shall mean Know-How Controlled by CDS that is required for development and Commercialization of a Product.

      1.14 "CDS Net Income" or "CDS Net Losses" shall mean, for the first calendar quarter after the CDS Profitability Date and for any calendar quarter thereafter, Net Sales by CDS, and/or CDS Sublicense Revenue actually received by CDS, for a Product in that calendar quarter minus the CDS Product Costs for such Product in that calendar quarter; provided that in the event any portions of the CDS Product Costs are already included in arriving at CDS Sublicense Revenue, such portions of the CDS Product Costs shall be excluded from the above calculation to determine the CDS Net Income or CDS Net Losses. To the extent Net Sales and/or CDS Sublicense Revenue actually received by CDS exceed the CDS Product Costs for the relevant calendar quarter, such amount of difference shall be deemed "CDS Net Income," and to the extent CDS Product Costs exceed Net Sales and/or CDS Sublicense Revenue actually received by CDS for the relevant calendar quarter, the amount of such difference shall be deemed "CDS Net Losses." For clarification, with respect to calculating CDS Net Income for any unit of Product, the Manufacturing Cost incurred to manufacture such unit shall be deemed to be incurred in that country and quarter in which such unit is sold.

      1.15 "CDS Patent Costs" shall mean fees and costs associated with filing, prosecution and maintenance of the CDS-Prosecuted Patent Rights, as defined in
Section 7.1.2, in the countries listed on Exhibit 1.15.

      1.16 "CDS Patent Rights" shall mean CDS Existing Patent Rights and CDS' interest in any Patent Rights included within Alimera Improvements and CDS Improvements.

      1.17 "CDS Product Costs" shall mean, with respect to a Product, all costs CDS incurred for developing and Commercializing such Product, including, without limitation, the following costs: (a) all Direct Development Costs incurred by CDS during the Term of this Agreement, (b) each of the following to the extent paid by CDS to Alimera pursuant to this Agreement: all Development Payments, Compounded Development Payments, Determined Disputed Costs and Compounded Disputed Payments, (c) each of the following, if any, owed by Alimera to CDS to the extent not already paid by Alimera: any Compounded Development Payments and Compounded Disputed Payments, plus any interest on such unpaid amount that has accrued in accordance with the terms of this Agreement after termination of either this entire Agreement or this Agreement with respect to a Product, as applicable, (d) each of the following to the extent not already included in Direct Development Costs or reimbursed by Alimera: CDS Patent Costs, UKRF Costs and insurance premiums paid by CDS to maintain insurance required by Section 10.4, as compounded, if applicable, pursuant to Section 4.4, and (e) any other costs incurred by CDS for developing and Commercializing such Product.

      1.18 "CDS Profitability Date" shall mean, with respect to a Product, the first day of the first calendar quarter in which the aggregate of Net Sales by CDS, and CDS Sublicense Revenue actually received by CDS, of such Product for all preceding calendar quarters and the current calendar quarter exceeds the CDS Product Costs during all preceding calendar quarters and the current calendar quarter; provided that in the event that any portions of the CDS Product Costs are already included in arriving at the CDS Sublicense Revenue, such portions of the costs shall be excluded from the above calculation to determine the CDS Profitability Date. For clarification, all preceding calendar quarters include the Term of this Agreement and for any applicable periods thereafter.

      1.19 "CDS Sublicense Revenue" shall mean any form of consideration (excluding any amounts paid for equity securities of CDS other than amounts that exceed the fair market value of such securities) in connection with a sublicense agreement that CDS enters into with a Third Party to sell or otherwise transfer some or all of CDS' rights to a Product, including, but not limited to, marketing rights and/or distribution rights, provided that (1) the fair market value of such securities shall be determined by mutual agreement of both Parties, and (2) in the event that the Parties fail to reach such mutual agreement, the matter shall be resolved by arbitration in accordance with
Section 12.7.2 herein.

      1.20 "CDS Technology" shall mean CDS Patent Rights, CDS Know-How and CDS' interest in Alimera Improvements and CDS Improvements.

      1.21 "Change of Control" shall mean, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party which results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, or (b) except in the case of a bona fide equity financing in which a Party issues new shares of its capital stock, a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party's assets related to the Collaboration Field.

      1.22 "Clinical IP" shall mean (a) all preclinical and clinical protocols, studies, data, results, study-related forms, materials and reports (e.g., investigator brochures, informed consent forms, data safety monitoring board related documents, patient recruitment related materials, biocompatibility studies, animal studies, safety studies, and chemistry, manufacturing and control data) resulting from any preclinical or clinical study or trial of any Product in the Collaboration Field that is conducted by or under the direction of Alimera or CDS, or their Permitted Subcontractors or sublicensees, pursuant to this Agreement, and any audit of any such preclinical or clinical study or trial, and (b) all INDs, NDAs, any unfiled applications, components or materials normally associated with an IND or NDA, regulatory filings or applications comparable to INDs or NDAs in any foreign jurisdictions, and other regulatory applications and Approvals regarding any Product in the Collaboration Field that are prepared or submitted by or under the direction of Alimera or CDS, or their Permitted Subcontractors or sublicensees, pursuant to this Agreement; provided, however, that Clinical IP shall not include any Pre-Existing Clinical IP.

      1.23 "Clinical Supply Requirements" shall mean, with respect to each Product, the quantities of such Product that are required for the conduct of preclinical studies and clinical trials required to procure data necessary for the acceptance of filing of an NDA for the Product, pursuant to the Development Plan. For the avoidance of doubt, supplies for Non-NDA Trials are excluded from the definition of Clinical Supply Requirements.

      1.24 "CODRUG(TM)" shall mean a compound or a pharmaceutically acceptable salt thereof comprising one constituent moiety covalently or ionically associated with at least one other constituent moiety, wherein each moiety, in its separate form (i.e., in the absence of the association), is a therapeutically or pharmacologically active agent or a prodrug or pharmaceutically acceptable salt of such an agent. The covalent association between said moieties can be either direct or indirect through a linker. Examples of covalent association include without limitation ester, amide, carbamate, carbonate, cyclic ketal, thioester, thioamide, thiocarbamate, thiocarbonate, xanthate, and phosphate ester bonds. Each constituent moiety of a CODRUG(TM) compound can be the same as or different from the other constituent moiety. Upon cleavage of the covalent or ionic association, the individual constituent moieties are reconstituted as the therapeutically or pharmacologically active forms of the same moieties prior to conjugation.

       1.25 "Collaboration Field" shall mean the treatment and prevention of eye diseases in humans; provided, however, that the treatment and prevention of [*] is excluded from the Collaboration Field.

      1.26 "Commercial Supply Requirements" shall mean, with respect to each Product, quantities of such Product that are required to fulfill requirements for commercial sales, Product sampling, and Non-NDA Trials, in the Collaboration Field in the Territory.

      1.27 "Commercialize" or "Commercialization" shall mean any and all activities directed to marketing, promoting, Detailing, distributing, importing, offering for sale, having sold and/or selling a product, including, but not limited to, sampling, and conducting Non-NDA Trials.

      1.28 "Commercialization Budget" shall have the meaning set forth in
Section 4.2 hereof.

      1.29 "Commercially Reasonable Efforts" shall mean efforts and resources that parties in the pharmaceutical industry would consider normal to use for a compound or product owned by a party in that industry or to which that party has rights, which is of similar market potential at a similar stage in its development or product life, taking into account the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the applicable products, and other relevant factors. In determining Commercially Reasonable Efforts with respect to a particular Product, a Party may not consider any other product(s) owned or licensed by it.

      1.30 "Compounded Development Payment" shall have the meaning set forth in
Section 6.3.2 hereof.

      1.31 "Confidential Information" shall have the meaning set forth in
Section 8.1 hereof.

      1.32 "Control" or "Controlled by" shall mean, in the context of a license to or ownership of intellectual property, possession of the ability on the part of a Party to grant access

      [*] - INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

to or a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

      1.33 "Detail" shall mean a face-to-face meeting (including a live video presentation) with one or more healthcare professionals with prescribing authority during which scientific and/or medical information about the Product is discussed. Detailing does not include merely a reminder or a promotional sample drop. When used as a verb, the term "Detailing" shall mean to engage in the activity of a Detail.

      1.34 "Development Budget" shall mean the initial Development Budget and thereafter each budget in the rolling three (3) year development plan agreed to by the Parties as described in Section 3.2 hereof.

      1.35 "Development Plan" shall mean the initial Development Plan and thereafter each rolling three (3) year development plan agreed to by the Parties as described in Section 3.2 hereof. Each Development Plan (including the initial Development Plan) (a) shall set forth a strategy and plan for development (including, but not limited to, preclinical development and clinical trials), manufacturing and regulatory approval for each Product, shall indicate which Party shall have responsibility for the various development activities specified therein consistent with the other terms of this Agreement, and shall specify the expected timing of such activities, including the estimated dates of the initiation and completion of such activities, and (b) shall include a Development Budget as described in Section 3.2.

      1.36 "Direct Commercialization Costs" shall mean only the following costs incurred, on a cash basis, by Alimera for Commercializing a Product in accordance with this Agreement and pursuant to the Commercialization Budget:

            (a) Direct Costs of marketing activities for the Product, including pre-launch, launch, advertising, packaging, activities necessary for seeking and maintaining pricing and reimbursement approvals from Third Party payors, literature, lectures, training (including wet labs for training healthcare professionals) and sales promotion;

            (b) [*]

            (c) Direct Costs associated with maintaining Approvals for the Product;

            (d) Direct Costs of package development and package maintenance for the Product;

            (e) Selling Expenses for the Product;

            (f) Manufacturing Costs to satisfy Commercial Supply Requirements for the Product;

            (g) Direct Costs of distribution of the Product other than the costs specified in Section 1.60(d);

      [*] - INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

            (h) Royalties, milestones and other fees paid by Alimera under Third Party license(s) [*] that are at arms' length to the extent they relate to the Product, to the extent such licenses are necessary for Alimera to make, have made, use, offer to sell, sell, and import the Product without infringing patents of such Third Parties, including without limitation as provided for in
Section 7.6.4;

            (i) Direct Costs of selection, filing, prosecution and maintenance of trademarks used solely for the Product (or an appropriate allocation in the case of any trademarks used for the Product and other products);

            (j) Direct Costs of Medical Advisory Services for the Product;

            (k) Recall expenses that are Direct Commercialization Costs as set forth in Section 4.6;

            (l) Product Liability Losses that are Direct Commercialization Costs as set forth in Section 10.5;

            (m) Insurance premiums paid by Alimera for the insurance required by
Section 10.4 to the extent such insurance relates to Commercialization of the Product (i.e., if insurance covers risks other than risks related to Commercialization of the Product, then only an appropriate portion of such premiums shall be included); and

            (n) Taxes, duties, tariffs and other governmental charges (excluding taxes on income) associated with manufacture and distribution of the Product, to the extent not deducted from Net Sales pursuant to Section 1.60(c).

Notwithstanding any other provisions in this Agreement, Direct Commercialization Costs shall include only the costs of labor for those individuals who spent greater than fifty percent (50%) of their time on activities within the Commercialization Budget during any calendar month (the "Majority Time Individuals"), and such costs shall be determined according to the amount of the Majority Time Individuals' time actually spent on such Commercialization activities, provided that, if the Commercialization activity is Detailing, then such costs for the Majority Time Individuals shall be determined in accordance with Section 1.81. In the event there is more than one Product on the market at any given time, Direct Commercialization Costs attributable to more than one Product shall be allocated to each Product as appropriate; provided, however, that in no event shall any Direct Commercialization Costs be accounted for more than once. Notwithstanding the foregoing, in the event that a person devotes time to activities under both the Commercialization Budget and the Development Plan, the time spent shall be aggregated in determining whether such person meets the fifty percent (50%) threshold set forth in this definition and in the definition of Direct Development Costs, and the person's time shall be allocated accordingly between development and Commercialization.

      1.37 "Direct Costs" shall mean, on a cash basis, the costs of labor (including only salaries, wages and current period employee benefits (but specifically excluding expenses associated with stock options or other equity-based or deferred compensation)), raw materials, supplies, services, fees, and other resources, directly and exclusively consumed or used in the conduct of the applicable activity; provided, however, that the following costs shall not be

      [*] - INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

deemed Direct Costs: (i) corporate overhead expenses, including, but not limited to, general administration, business development, travel, entertainment, executive management, facilities, finance, information system and data management services, investor relations, human resources, legal, payroll, purchasing, and corporate supervisory services; (ii) amortization and depreciation expenses, interest expenses, taxes, extraordinary or nonrecurring losses customarily deducted by a Party in calculating and reporting consolidated net income, capital expenditures (including, but not limited to, purchases of facilities, property or equipment), and inventory write-offs (to the extent not attributable to a Product); (iii) consulting (including legal) fees unless specifically set forth in a mutually approved budget; and (iv) payments made to any related party or Affiliates in excess of an arm's length charge for the relevant product or service.

      1.38 "Direct Development Costs" shall mean the following costs incurred, on a cash basis, by either Party for developing a Product, to the extent set forth in the Development Budget approved by the Parties:

            (a) Direct Costs for development activities for the Product, incurred, on a cash basis, by a Party or paid by a Party to Permitted Subcontractors, conducted pursuant to the Development Plan, including, but not limited to, research, formulation development and testing, clinical development activities, data management, toxicology, and planning and execution of clinical trials required to procure data necessary for the acceptance of filing of an NDA;

            (b) Manufacturing Costs to satisfy Clinical Supply Requirements;

            (c) Direct Costs for regulatory filings pursuant to the Development Plan (specifically excluding any filing related to Non-NDA Trials) for the Product;

            (d) Insurance premiums paid by either Party for commercial insurance to the extent such insurance relates to development activities conducted pursuant to the Development Plan in accordance with Section 10.4 hereof (i.e., if insurance covers risks other than risks related to development of the Product, then only an appropriate portion of such premiums shall be included);

            (e) CDS Patent Costs paid from the Effective Date up to the first Product Profitability Date that are not otherwise reimbursed by a Third Party; provided, however, that CDS Patent Costs in excess of [*] in any calendar year shall not be included as Direct Development Costs;

            (f) Direct Costs of the activities conducted under Section 3.11, including, but not limited to, technology transfer assistance from CDS to Alimera to enable Alimera to manufacture the Product for Commercialization;

            (g) Direct Costs for capital expenditures to the extent attributable to the Product as specifically approved in the Development Plan and set forth in the Development Budget; and

            (h) Other Direct Costs as described in the Development Plan and set forth in the Development Budget.

            [*] - INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

Notwithstanding any other provisions in this Agreement, Direct Development Costs shall (1) with the exception of (e) and (f) above, include only Direct Costs incurred, on a cash basis, in connection with activities conducted to procure data necessary for the acceptance of filing of an NDA for the Product; and (2) include only the costs of labor for those individuals who spent greater than fifty percent (50%) of their time on activities under the Development Plan during any calendar month, and such costs shall be determined according to the percentage of the individuals' time actually spent on such development activities; and (3) not include any Commercialization costs. Notwithstanding the foregoing, in the event that a person devotes time to activities under both the Commercialization Budget and the Development Plan, the time spent shall be aggregated in determining whether such person meets the fifty percent (50%) threshold set forth in this definition and in the definition of Direct Commercialization Costs, and the person's time shall be allocated accordingly between development and Commercialization.

      1.39 "DME" shall mean diabetic macular edema.

      1.40 "Effective Date" shall mean the date first set forth above.

      1.41 "Earnest Money Loan" shall mean the aggregate of the loan under the Secured Promissory Notes from CDS to Alimera dated October 19, 2004, November 18, 2004 and December 22, 2004.

      1.42 "Excluded Product" shall mean a [*] that generally conforms to the drawings and specifications (and any prior iterations thereof in whole or in part) shown in Exhibit 1.42.

      1.43 "FDA" shall mean the United States Food and Drug Administration or any successor agency with responsibilities comparable to those of the United States Food and Drug Administration.

      1.44 "First Commercial Sale" shall mean, with respect to each Product, the first sale for use or consumption by the general public of such Product in a country after required Approval has been granted by the applicable regulatory authority of such country.

      1.45 "First Product" shall have the meaning set forth in Section 1.77 hereof.

      1.46 "GAAP" shall mean the current United States generally accepted accounting principles, consistently applied.

      1.47 "Gross Sales" shall mean, for any period, on a cash basis (a) for any arm's length transaction in which Products are sold separately by Alimera or its Affiliates to a Third Party, the gross invoice price for Products in such transactions, and (b) for all other transactions (i.e., other than those described in subsection (a)) in which Products are sold, used or otherwise disposed of by Alimera or its Affiliates (including in barter or similar transactions, or transactions that are not at arm's length to a Third Party, or transactions in which Products are not sold separately, but not including the provision of Products intended for use solely as samples), the total imputed sales price for Products in such transactions, using as the imputed sales price the weighted

      [*] - INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

average gross invoice price for Products under subsection (a) during the preceding calendar quarter or, if there have been no Gross Sales under subsection (a) in the preceding quarter, using a reasonable imputed price to be determined at the time by the parties. For purposes of this Section 1.47, "sold separately" shall mean sold, solely for monetary consideration, on a stand-alone basis (i.e., with a selling price independent of any other product) for not less than arm's length value.

      1.48 "Improvements" shall mean any and all Inventions, enhancements, derivatives, new uses, developments, techniques, materials, compounds, products, designs, processes or other technology or intellectual property, whether or not patentable and all Patent Rights and other intellectual property rights in any of the foregoing.

      1.49 "IND" shall mean the Investigational New Drug Application filed with FDA or a similar application filed with an applicable regulatory authority outside of the United States.

      1.50 "Invention" shall mean ideas, information, Know-How, data research results, writings, inventions, discoveries, modifications, improvements and other technology (including, but not limited to, any proprietary biological or other materials, compounds or reagents and computer software), whether or not patentable or copyrightable.

      1.51 "Joint Development Team" or "JDT" shall mean the body organized and acting pursuant to Article 2 hereof.

      1.52 "Know-How" shall mean unpatented information, whether or not patentable, including, but not limited to, technical information, processes, formulae, trade secrets, materials, designs, drawings and data.

      1.53 "Majority Time Individuals" shall have the meaning set forth in
Section 1.36.

      1.54 "Manufacturing Costs" shall mean:

      (A) with respect to Product manufactured by a Third Party, a Party's cost of procuring such Product on an arms' length basis; or

      (B) with respect to Product manufactured by a Party or one of its Affiliates, (1) Direct Costs incurred, on a cash basis, by such Party or one of its Affiliates to manufacture such Product, including Direct Costs of purchasing, inspection, quality assurance, quality control, storage, scrap and training, and (2) a portion of depreciation, amortization, interest expense, utilities, rent, maintenance and repairs, insurance and other manufacturing overhead (the "Manufacturing Overhead") allocable to Product as determined by the following formula: the Manufacturing Overhead multiplied by a fraction, the numerator of which is the number of direct labor hours of individuals who spent time on the production of Product at a plant at which Product is manufactured, and the denominator of which is the number of direct labor hours devoted to the production of all products at such plant when the plant is operating at full capacity, provided that Manufacturing Costs shall exclude costs associated with excess capacity, selling costs (including, without limitation, marketing, advertising, salaries and commissions), corporate overhead, costs that are otherwise attributed as Direct Development Costs or Direct Commercialization Costs under this Agreement, royalties (earned or paid up) and other amounts payable to Third Parties under any license taken by a Party in connection with the manufacture of the Product, and all amounts spent on research and development;

provided, however, that any amount determined pursuant to clause (B) shall not exceed the amount that a qualified Third Party manufacturer would charge for supplying comparable quantities of the relevant Product in a timely manner on reasonable and customary terms and conditions.

      1.55 "Medical Advisory Services" shall mean those health care professionals employed or engaged by a Party with sufficient medical or other pertinent health care experience to engage in in-depth dialogues with physicians regarding medical issues associated with a Product.

      1.56 "Milestone Payment" shall have the meaning set forth in Section 6.2 hereof.

      1.57 "NDA" shall mean a new drug application or product license application or its equivalent filed with and accepted by the FDA after completion of human clinical trials to obtain marketing approval for a Product, or any comparable application filed with and accepted by the regulatory authorities of a country other than the United States, including, where applicable, any applications for governmental pricing and marketing approval.

      1.58 "Net Profits" or "Net Losses" shall mean, for a particular calendar quarter, the Net Sales for a Product in a country minus the Direct Commercialization Costs for such Product in that country. For the avoidance of doubt, Net Profits shall be calculated on a Product-by-Product and calendar quarter-by-quarter basis. To the extent Net Sales exceed Direct Commercialization Costs for the relevant calendar quarter, such amount of difference shall be deemed "Net Profits," and to the extent Direct Commercialization Costs exceed Net Sales for the relevant calendar quarter, such amount of difference shall be deemed "Net Losses." For clarification, with respect to calculating Net Profits or Net Losses for any unit of Product, the Manufacturing Cost incurred to manufacture such unit shall be deemed to be incurred in the country and quarter in which such unit is sold.

      1.59 "Net Profits Payment" shall have the meaning set forth in Section 6.5.1(b) hereof.

      1.60 "Net Sales" shall mean, with regard to a Product, on a cash basis, for any period, Gross Sales less the following reasonable and customary deductions:

            (a) normal and customary trade, cash and other discounts, allowances and credits allowed and actually taken directly with respect to sales of the Product;

            (b) credits or allowances actually granted for damaged goods or returns or rejections of the Product;

            (c) taxes or other governmental charges imposed directly on the sales of Products, including value added taxes or other similar governmental charges, but not including any tax levied with respect to income;

            (d) freight, postage, shipping, and insurance charges; and

            (e) charge back payments and government rebates allowed and taken.

      1.61 "Non-NDA Trial" shall mean any clinical trial, or part of a clinical trial, of a Product that is not designed or required to procure data necessary for the acceptance of filing of an NDA. Non-NDA Trials may be conducted before or after the filing of an NDA, before Approval or at any time after Approval. Non-NDA Trials shall specifically not include (that is, costs associated with such trials may be deemed Direct Development Costs) any (i) clinical trials designed to obtain favorable labeling at the time of initial Approval pursuant to the Development Plan, (ii) post-Approval or post-marketing trials required by the FDA or other regulatory authority in granting a conditional Approval, or
(iii) trials required to obtain Approval for pediatric use of a Product, whether such trials are prior or subsequent to the filing of an NDA or Approval.

      1.62 "Non-Paying Party" shall have the meaning set forth in Section 6.3.2 hereof.

      1.63 "Option Compound" shall mean a compound, other than a compound that is a corticosteroid, that (i) Alimera has a right to use and (ii) is selected by Alimera under an Alimera Compound Option set forth in Section 5.8; provided, however, that Option Compound shall not include any compound that is included in a license or option by CDS to a Third Party, or is included in a term sheet with a Third Party, as of the date on which Alimera notifies CDS under Section 5.8 that Alimera wishes to exercise an Alimera Compound Option with regard to such compound. For the avoidance of doubt, a "compound," as used herein, shall be a specific compound and shall not be a category or class of compounds.

      1.64 "Option Product" shall mean (i) a product that meets the definition of "Product" in Section 1.77, except that the term "Option Compound" shall be substituted in place of "corticosteroid," and (ii) clause (B)(2) and the third sentence of Section 1.77 shall be omitted.

      1.65 "Option Term" shall mean the period commencing on the Effective Date and expiring on the earliest of (i) [*] months after the Effective Date;
(ii) the date on which [*]; and (iii) Alimera's exercise of all [*] Alimera Compound Options under Section 5.8.

      1.66 "Owed Party" shall have the meaning set forth in Section 6.3.2 hereof.

      1.67 "Party" shall mean CDS or Alimera.

      1.68 "Patent Rights" shall mean any United States or foreign patent or patent applications, any patents issuing from such patent applications, and any continuations, continuations-in-part to the extent specifically directed to subject matter specifically described in such patent applications, divisionals, renewals, reexaminations, reissues, extensions or provisional applications of any of the foregoing and any corresponding patent, patent application, utility model, inventor certificate, registration or the like in any country of the world with respect to the foregoing.

      1.69 "Permitted Subcontractor" shall mean a Third Party or an Affiliate that has been awarded a subcontract with one Party in accordance with Section
3.7 hereof.

      [*] - INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

      1.70 "Phase I Clinical Trial" shall mean a clinical trial as defined in 21 C.F.R. 312.21(a), as may be amended from time to time, or any foreign equivalent thereto.

      1.71 "Phase I/II Clinical Trial" shall mean a combined Phase I Clinical Trial and Phase II Clinical Trial.

      1.72 "Phase II Clinical Trial" shall mean a clinical trial as defined in 21 C.F.R. 312.21(b), as may be amended from time to time, or any foreign equivalent thereto.

      1.73 "Phase III Clinical Trial" shall mean a clinical trial as defined in 21 C.F.R. 312.21(c), as may be amended from time to time, or any foreign equivalent thereto.

      1.74 "Pre-Existing Clinical IP" shall mean [*].

      1.75 "Primary Contact Person" shall have the meaning set forth in Section 3.4.

      1.76 "Prime" shall have the meaning set forth in Section 6.5.1(b).

      1.77 "Product" shall mean a drug delivery device that meets all of the following criteria: (A) it has a core within a polymer layer that contains a drug in a form other than a CODRUG(TM) and no other active ingredient, where the core does not include a CODRUG(TM), (B) it is Approved or designed to be Approved (1) to deliver a corticosteroid and no other active ingredient by implantation, injection, or other direct delivery method to the posterior portion of the eye, or (2) to treat DME by delivering a compound or formulation by implantation, injection, or other direct delivery method other than through an incision smaller than that required for a 25 gauge needle, (C) it does not fall under the definition of Excluded Product, and (D) it is Approved or designed to be Approved for a particular indication in a particular country. For clarification, eye drops or other topical administration and tablets or other oral administration shall not be deemed to be direct delivery to the posterior portion of the eye. For example, "Product" shall specifically include a drug delivery device that meets all of the following criteria (such product sometimes referred to as the "First Product"): (1) consists of [*] (2) is Approved or designed to be Approved to be administered [*]; (3) is Approved or designed to be Approved [*] and (4) is Approved or designed to be Approved for a particular indication in a particular country. For clarification, with regard to the same drug delivery device described above, each indication in each country shall be a separate Product. By way of non-limiting examples, with regard to a particular drug delivery device X, (i) X for DME and X for age-related macular degeneration shall be two different Products, and (ii) X for DME in the United States and X for DME in Japan shall be two different Products.

      [*] - INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED. -13-

      1.78 "Profitability Date" shall mean, with respect to each Product, the first day of the first calendar quarter in which Net Profits are realized for such Product.

      1.79 "Recall" shall mean any recall of a product or any related actions (e.g., market withdrawal and stock recovery). For avoidance of doubt, Recall includes recall of product packaging.

      1.80 "Right of Access to Clinical IP" shall mean the right to reference, cross-reference, review, have access to, incorporate and use Clinical IP in any regulatory applications or filings, any patent filings, or for any research or development purpose.

      1.81 "Selling Expenses" shall mean Direct Costs incurred, on a cash basis, by Alimera for the sales force who are employees of Alimera or its Affiliates, all only pursuant to the Commercialization Budget; provided, however, that if a portion of time of Alimera Majority Time Individuals involved in Detailing Products is devoted to Detailing products other than Products, then only the following percentages of the Alimera Majority Time Individuals' time spent in Detailing shall be Direct Commercialization Costs:

            (a) [*] if the Product is carried in the sole Detail position, in which the Product is the only product presented during a Detail and the key Product attributes are verbally presented in a presentation delivered during the Detail by Alimera's or its Affiliates' sales representative;

            (b) [*] if the Product is carried in the primary Detail position, in which key Product attributes are verbally presented in the first position during a Detail, where the Product is given primary emphasis (i.e., an emphasis that is more important than the emphasis given to any other product presented), and where no more than three products are presented during such Detail;

            (c) [*] if the Product is carried in the secondary Detail position, in which key Product attributes are presented in the second position during a Detail, where the Product is given significant but not primary emphasis, and where no more than three products are presented during such Detail;

            (d) [*] if the Product is carried in the tertiary Detail position, in which key Product attributes are presented in the third position during a Detail, where the Product is given some emphasis, and where three products are presented during such Detail; provided that (1) if more than one Product is the subject of a Detail, the foregoing percentages shall be cumulative, not to exceed 100% (e.g., if one Product is carried in the primary Detail position and another Product is carried in the secondary Detail position, then [*] of the sales force time shall be a Direct Commercialization Cost with respect to the first Product and [*] shall be a Direct Commercialization Cost with respect to the second Product), and (2) if there are more than three products presented in a Detail, the percentages specified in (b)-(d) above shall be multiplied by a fraction, the numerator of which is three and the denominator of which is the number of products presented in that Detail (e.g., if a Product is carried in the secondary Detail position and there are four products presented during such Detail, then [*] is multiplied by -3/4 and [*] of the sales force time shall be a Direct Commercialization Cost with respect to that

            [*] - INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

Product). For clarification, the costs of Majority Time Individuals shall be determined according to the amount of Majority Time Individuals' time actually spent on Detailing multiplied by the applicable percentage as specified in this
Section 1.81 above. For example, if a Majority Time Individual spends twenty-five (25) hours on Detailing, in which Products are carried in the primary Detail positions, then Direct Commercialization Costs attributable to such Detailing shall be the Direct Costs of 25 hours multiplied by [*] (as may be further adjusted as specified above). For further clarification, Selling Expenses relating to a Product may be incurred prior to First Commercial Sale of such Product (e.g., for sales force training); in such event, the percentages referred to in this Section 1.81 initially shall be based on the Detail position for the relevant Product contemplated in the Commercialization Budget. For example, if the Product is projected in the Commercialization Budget to be the sole product Detailed by the sales force, then initially [*] of the Direct Costs associated with the sales force shall be allocated as Selling Expenses. In the event that the actual Detail position for a Product differs from that projected in the Commercialization Budget, then the amount of the Direct Costs that are included as Direct Commercialization Costs shall be adjusted subsequently to reflect the actual Detail position.

      1.82 "Term" shall have the meaning set forth in Section 11.1.

      1.83 "Territory" shall mean all countries and territories worldwide.

      1.84 "Third Party" shall mean any person or entity other than CDS, Alimera or their respective Affiliates.

      1.85 "UKRF" shall mean the University of Kentucky Research Foundation.

      1.86 "UKRF Costs" shall mean all royalties, milestones and other fees due to UKRF related to a Product pursuant to the UKRF Licenses.

      1.87 "UKRF Licenses" shall mean the licenses set forth in Exhibit 1.87, as may be amended from time to time consistent with Section 7.9, full and complete copies of which agreements in effect as of the Effective Date have been provided to Alimera.

      1.88 "Valid Claim" shall mean a claim of an issued and unexpired patent, or a claim of a pending patent application, which has not been withdrawn, cancelled, abandoned, disclaimed, or held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal.

                        ARTICLE 2 JOINT DEVELOPMENT TEAM

      2.1 Establishment of Joint Development Team. The Parties shall establish a Joint Development Team ("JDT"), which shall consist of a total of four members, with two members from each Party. Members of the JDT may be represented at any meeting by a designee appointed by such member for such meeting, provided that reasonable advance notice is provided to the other Party and such designee shall be subject to an appropriate confidentiality agreement. Each Party shall be free to change its members on prior written notice to the other Party. Each Party may, in its discretion, upon reasonable notice to the other Party, invite non-


[*] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

JDT employees and consultants of such Party to attend such meeting, provided that such non-JDT employees and consultants shall be subject to appropriate confidentiality agreements. The JDT shall remain in place until the expiration or termination of its responsibilities set forth in this Agreement.

      2.2 Responsibilities of the Joint Development Team. In addition to the responsibilities expressly described elsewhere in this Agreement, the JDT shall:

            (a) draft the Development Plan and present it to the Parties for approval and monitor development activities and execution of the development activities under the Development Plan;

            (b) develop updates or amendments to the Development Plan, and the Development Budget, including, but not limited to, the annual updates pursuant to Section 3.2, and make recommendations to the Parties for approval by the Parties of such updates or amendments;

            (c) quarterly review and evaluate progress under the Development Plan; provided, however, that the JDT shall not have authority to make any determination that either Party is in breach of its obligations under the Development Plan;

            (d) attempt to settle disputes or disagreements that are unresolved by the Primary Contact Persons; provided, however, that the JDT shall not have authority to make any determination that either Party is in breach of its obligations under the Development Plan; and

            (e) perform any other activities related to the Development Plan as jointly requested by both Parties from time to time.

      For the avoidance of doubt, the JDT shall have no authority to amend either this Agreement or the Development Plan.

      2.3 Meetings; Minutes. During the course of implementing the Development Plan, the JDT shall meet at least once each calendar quarter, and more frequently as the Parties mutually agree is appropriate, on such dates, in such places and at such times as the Parties shall agree. The meetings shall alternate between the offices of the Parties unless the Parties otherwise agree. Meetings may be by teleconference or videoconference; provided, however, that the JDT shall meet in person at least twice every calendar year during the course of implementing the Development Plan. In addition to these required meetings, the JDT may also be polled or consulted from time to time by means of telecommunications, video conferences or correspondence, as deemed necessary or appropriate in order to fulfill its obligations under this Agreement. The JDT will be chaired by CDS until June 30, 2005 and by Alimera during the second half of 2005, and the chairmanship of the JDT shall alternate between the Parties semi-annually thereafter. The role of the chairperson shall be to convene and preside at meetings of the JDT, but the chairperson shall not be entitled to prevent items from being discussed or to cast any tie-breaking vote. Not later than thirty (30) days after the Effective Date, the JDT shall hold an organizational meeting. Reasonably detailed written minutes will be kept of all JDT meetings and will reflect without limitation material decisions made at such meetings. The chairperson of the JDT shall have responsibility for keeping minutes. Draft meeting minutes will be sent to each member of the JDT for review and approval within ten (10) Business Days after a meeting. Minutes will be deemed approved unless a member of the JDT objects to the accuracy or completeness of such minutes within thirty (30) calendar days of receipt.

      2.4 Decision-Making and Dispute Resolution. From the Effective Date until the termination of the Development Plan, neither Party shall undertake development of a Product except in accordance with the Development Plan or as otherwise permitted by Section 6.3.3. The representatives of each Party shall have collectively one vote on behalf of such Party; provided, however, that no such vote taken at a meeting shall be valid unless a representative of each Party is present and participating in the vote. The JDT shall operate by unanimous consent, provided that any deadlock shall be resolved as follows: in the case of any matter which cannot be resolved by the JDT, including, but not limited to, disputes referred to the JDT by the Primary Contact Persons pursuant to Section 3.4 hereof, at the written request of either Party, the issue shall be referred to senior management of the Parties in accordance with Section 12.7. The JDT shall meet to consider any dispute referred to it pursuant to Section
3.4 within fifteen (15) days of such referral and at the conclusion of such meeting shall either (1) have resolved the dispute and report such resolution in writing to the Parties or (2) refer the matter for resolution as set forth in the preceding sentence. If such executives cannot resolve such matter within the relevant time period, the matter shall be resolved in accordance with the following provisions:

            (a) If the deadlock relates to subject matter (other than subject matter that would have an impact on the Development Budget, Direct Development Costs and/or the reconciliation of Direct Development Costs) for which one Party has the primary responsibility as set forth in Sections 3.2.3 and 3.2.4, that Party shall have the right to resolve the deadlock in its reasonable determination; and

            (b) If the deadlock relates to subject matter that would have an impact on the Development Budget, Direct Development Costs and/or the reconciliation of Direct Development Costs, or to subject matter for which neither Party has the primary responsibility under Sections 3.2.3 and 3.2.4, then the matter may be referred to arbitration in accordance with Section 12.7.2 hereof.

      2.5 Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members, designees and non-JDT invitees to attend meetings of, and otherwise participate on, the JDT, and such costs and expenses shall not be Direct Development Costs or Direct Commercialization Costs but time spent in connection with such meetings shall be treated as time devoted to development in determining whether a person devotes at least 50% of his time to development and/or Commercialization activities.

      2.6 Dissolution of JDT. Upon the mutual agreement of the Parties, the activities and obligations of the JDT and its members may be suspended until such time as (1) active development is being undertaken, or contemplated to be undertaken, under the Development Plan, or (2) the JDT is dissolved.

                        ARTICLE 3 DEVELOPMENT ACTIVITIES

      3.1 General. CDS and Alimera shall undertake development activities for the Products in the Collaboration Field in accordance with the Development Plan. During the course of implementing the Development Plan, CDS and Alimera shall communicate regularly and shall assume certain rights and responsibilities for the development of the Products in the Collaboration Field in accordance with
Section 3.2.3 and the Development Plan, all as described more specifically herein.

      3.2 Development Plan.

            3.2.1. Initial Development Plan. No later than thirty (30) days after the Effective Date, the Parties will approve an initial Development Plan for the First Product. Such Development Plan will describe in reasonable detail the activities to be undertaken by each of the Parties for the period commencing on the Effective Date and ending on December 31, 2007, and shall be appended hereto as Exhibit 3.2 and incorporated herein by reference. In the event that an initial Development Plan is not approved within 30 days after the Effective Date, either Party may terminate this Agreement in accordance with Section 11.4.

            3.2.2. Annual Updates. Not later than September 30 of each year during the course of implementing the Development Plan and commencing on September 30, 2005, the Parties shall agree to an update to the Development Plan, describing in reasonable detail the activities to be undertaken during the next three (3) calendar years and the expected timing of such activities, including the estimated dates of the initiation and completion of such activities (which may be adjusted by the Parties as necessary). For example, the annual update taking place on or before September 30, 2005 will describe development activities and the expected timing for such activities for calendar years 2006, 2007 and 2008. The most recently updated Development Plan shall be incorporated into Exhibit 3.2 and shall be deemed the Development Plan for the applicable time period. The initial Development Plan and each updated Development Plan shall (a) reflect Commercially Reasonable Efforts to be undertaken by the Parties to develop Products, and (b) include a Development Budget, which sets forth, for the time period covered by the applicable Development Plan, on a calendar quarter-by-quarter and Product-by-Product basis, the budget for development of each Product during the applicable time period. The Development Budget shall also specifically allocate the Direct Development Costs to be incurred by CDS and by Alimera for the period covered in the Development Budget, broken down on a calendar quarter-by-quarter and Product-by-Product basis. At any time during the course of development, upon mutual written agreement, the Parties may amend the Development Plan, including, but not limited to, the Development Budget. In the event the Parties fail to agree to an updated Development Plan, the Parties shall refer the matter to dispute resolution in accordance with Section 12.7 and shall proceed in accordance with the then existing Development Plan until the matter is resolved; provided, however, that if the dispute relates to costs proposed by a Party to implement an agreed to Development Plan, then the Parties shall proceed in accordance with Section 6.3.3.

      Each Development Budget shall be prepared on a cash basis, shall provide a level of detail that is reasonably consistent with the initial Development Budget, and shall provide a greater level of detail for the immediately succeeding calendar year than for the remaining two (2) calendar years.

            3.2.3. Allocation of Responsibility for Development Activities. The Parties acknowledge and agree that each Development Plan shall allocate primary responsibility for the various activities (and any related or ancillary activities) listed below to be performed by the responsible Party as follows:

     Activity                                                                Responsible Party
     --------                                                                -----------------
A.   Preclinical research and development, including Product design, formulation, preclinical safety studies and in vivo pharmacology
     studies                                                                 CDS

B.   Technology transfer as described in Section 3.11                        CDS

C.   Phase I, Phase I/II, Phase II and Phase III Clinical Trials, as
     needed to procure data necessary for the acceptance of filing of an
     NDA                                                                     Alimera

D.   Preparation, filing and maintenance of regulatory filings
     including, but not limited to, NDA, but excluding the CDS IND
     (defined below in Section 3.2.4)                                        Alimera

E.   Filing and maintenance of the CDS IND (defined below in Section
     3.2.4)                                                                  CDS

F.   Manufacturing for Clinical Supply Requirements                          CDS

G.   Filing, prosecution and maintenance of CDS Patent Rights (subject
     to Alimera's rights in Article 7)                                       CDS

For clarification, commercial manufacturing is Commercialization for which Alimera has primary responsibility as set forth in greater detail in Article 4.

            3.2.4. Regulatory Approvals.

            (a) Regulatory Filings.

                        (i) The CDS IND. Alimera and CDS shall be jointly
                  responsible for preparing, and CDS shall be responsible for submitting (in the name of CDS), an IND in the United States (the "CDS IND") for the first Product. CDS shall have primary responsibility and final decision-making authority for all regulatory matters related to the CDS IND, including communicating with the FDA about such IND. CDS shall have final decision-making authority for all clinical trials conducted pursuant to such IND. Together with the CDS IND, CDS shall submit to the FDA a letter in form and substance satisfactory to both Parties authorizing a person designated by Alimera and reasonably acceptable to CDS (initially, [*]) to communicate directly with the FDA regarding the CDS


[*] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

                  IND. In exercising its right to communicate directly with the FDA related to the CDS IND, (1) Alimera shall not propose any change, or accept any FDA proposals for any change, or make any other decisions, with respect to the CDS IND, (2) if Alimera wishes to initiate communications with the FDA, Alimera shall afford a representative of CDS the opportunity to participate in all such communications, provided that CDS may decline such participation, and (3) if the FDA initiates unsolicited communications with Alimera, Alimera shall use Commercially Reasonable Efforts to afford a representative of CDS the opportunity to participate in all such communications, provided that CDS may decline such participation. In the event that CDS does not participate in any such communication with the FDA, Alimera shall, as soon as possible, but no later than two (2) Business Day after such communication, report to CDS the occurrence of such communication and provide CDS with a reasonably detailed summary of the content of the communication. In the event that the Parties have disagreement prior to, during, or after such communications, CDS shall have the final decision-making authority.

                        (ii) Other Regulatory Filings. When sufficient
                  preclinical data are available from preclinical studies for the first Product conducted pursuant to the Development Plan, Alimera shall have the right and responsibility for filing an IND (in the name of Alimera) including such preclinical data but not including any Pre-Existing Clinical IP. No later than seven days after FDA issues a letter authorizing Alimera's IND, CDS shall request approval from FDA for transferring (1) its clinical protocol for the first Product, and (2) responsibility for the patients in its clinical studies for the first Product, to Alimera's IND. Promptly after receiving such approval from the FDA, and in accordance with any other legal requirements, CDS shall effect such transfer as approved and CDS shall thereafter withdraw the CDS IND. Unless otherwise agreed by the parties, Alimera shall be responsible for all subsequent and non-U.S. regulatory matters, including filing an NDA, provided that no regulatory filings by Alimera shall include any Pre-Existing Clinical IP. Alimera shall be responsible for obtaining Approvals and for subsequent maintenance of Approvals. For regulatory filings made in the name of Alimera, Alimera shall have the primary authority and responsibility, with input from CDS, for submitting supplements, communications, annual reports, adverse event reports, manufacturing changes, supplier designations and other related filings, and for communicating with FDA. The Party responsible for submitting regulatory filings (the "Regulatory Submission Party") shall provide the other Party (the "Regulatory Non-Submission Party") with copies of all substantive submissions to (which may be in draft form), and all correspondences from, the FDA or other regulatory authorities. The Regulatory Non-Submission Party may provide comments regarding such submission prior to such planned submission, and the Regulatory Submission Party shall consider in good faith incorporating into the planned submission any such comments. The Regulatory Non-

                  Submission Party shall supply Know-How necessary to obtain Approvals for each Product.

            (b) Manufacture-related Activities. Alimera shall be responsible for preparing and submitting all documentation to regulatory authorities regarding the manufacture of the Product for commercial sale necessary to obtain Approvals for such Product. Alimera shall be responsible for all activities related to pre-Approval inspections of Alimera's (or its subcontractor's) manufacturing facility. Each Party shall have the right to inspect and audit the other Party's manufacturing facility and related records and its operations, upon reasonable notice. Any information obtained by a Party during such visits shall be treated as Confidential Information in accordance with Article 8 of this Agreement.

            (c) Documentation. Each Party shall maintain all records, including, but not limited to, batch records and supporting documentation required by the FDA and other applicable regulatory authorities with respect to each Product for the periods of time required by such authorities and shall provide a copy of all such records to the other Party within ten (10) Business Days of reasonable request by the other Party. Each Party shall provide the other Party with reasonable access to documents and other materials Controlled by the other Party that are useful in the regulatory filings and maintenance of Approvals in the Territory.

            (d) Reporting. Each Party shall use Commercially Reasonable Efforts to immediately provide notice to the other Party (and shall in any event provide such notice within five (5) days) of: (a) discovery by such Party of any event that triggers a filing requirement with FDA or other regulatory authorities; and
(b) any requirements that FDA may impose with respect to the Approval (including, but not limited to, additional clinical trials) and all FDA inquiries requiring a response.

            (e) Meetings. In connection with Section 3.2.4 (a)-(d) above, the Regulatory Submission Party shall provide the Regulatory Non-Submission Party with notice of all meetings, conferences, and discussions (including, but not limited to, advisory committee meetings and any other meeting of experts convened by FDA or other regulatory authorities concerning any topic relevant to the Product) scheduled with FDA or such other regulatory authorities concerning any regulatory matters relating to the Product within one (1) Business Day after the Regulatory Submission Party receives notice of the scheduling of such meetings, conferences, or discussions. The Parties shall jointly prepare for and participate in such meetings, conferences or discussions. The Parties shall confer in advance on the scheduling of, the objectives to be accomplished at, and the agenda and strategy for, such meetings, conferences, and discussions with FDA or other regulatory authorities. In the event that the Parties have disagreement relating to such meetings, conferences and discussions, the Regulatory Submission Party shall have the final decision-making authority.

      3.3 Performance.

            3.3.1. Commercially Reasonable Efforts. Each Party shall use Commercially Reasonable Efforts to conduct all activities and responsibilities assigned to it under the Development Plan and to cooperate with and provide reasonable support to the other Party in such other Party's conduct of activities under such plan.

            3.3.2. Allocation of Responsibilities. The Development Plan shall allocate responsibility between the Parties for each of the activities described herein in accordance with Section 3.2.3. CDS and Alimera shall each expend resources in the performance of the development activities in accordance with the Development Plan. For the avoidance of doubt, neither Party shall have any right or obligation to undertake any development activity for Products licensed under this Agreement, other than those allocated to it in the Development Plan and included in the Development Budget, except as set forth in Section 6.3.3. In the event that a Party (a) fails to make any payment to a Third Party due to be made by such Non-Performing Party in connection with development activities as set forth in the Development Plan and Development Budget, or (b) fails to perform development activities allocated to it in the Development Plan and included in the Development Budget, that Party shall be called the "Non-Performing Party." In the event that the Non-Performing Party fails to make any payment to a Third Party due to be made by such Non-Performing Party in connection with development activities as set forth in the Development Plan and Development Budget, it shall notify the other Party in writing within ten (10) Business Days after the missed payment due date. The other Party (the "March-In Party") may, in its sole discretion, decide to make any such payment that the Non-Performing Party fails to make. The associated costs paid by the March-In Party shall be Direct Development Costs, and the Non-Performing Party's failure to pay its share of such costs shall be treated as non-payment of Development Payment pursuant to Section 6.3.2. In the event that the Non-Performing Party fails to perform development activities allocated to it in the Development Plan and included in the Development Budget, (1) it shall so notify the other Party, and (2) the other Party may, in its sole discretion, after providing the Non-Performing Party a reasonable opportunity to cure the failure, perform the relevant activities, in which case the associated costs incurred by the other Party shall be Direct Development Costs, and the Non-Performing Party's failure to pay its share of costs shall be treated as non-payment of Development Payment pursuant to Section 6.3.2.

      3.4 Primary Contact Persons. As of the Effective Date, CDS has designated [*] as CDS' primary contact person and Alimera has designated [*] as Alimera's primary contact person (each, a "Primary Contact Person"). The Primary Contact Persons shall be responsible for the day-to-day interactions between the Parties related to activities pursuant to the Development Plan and oversight of the day-to-day operations of these activities. The Primary Contact Persons shall attempt to resolve any disputes that arise during the course of implementing the Development Plan. If the Primary Contact Persons cannot resolve any such dispute within thirty (30) days (or such longer reasonable period of time as they may agree) after their initial discussion of such issue, the dispute shall be submitted to the JDT and resolved in accordance with Section 2.4. Each Party may change its Primary Contact Person upon written notice to the other Party.

      3.5 Availability of Employees. Each Party agrees to make its employees involved in the conduct of the development activities reasonably available upon reasonable advance notice and during business hours at their respective places of employment to consult with the other Party on issues, including, but not limited to, regulatory, scientific, technical and clinical testing issues, arising under the Development Plan and in connection with any request from any regulatory agency.


[*] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

      3.6 Visit of Facilities. Subject to the provisions of Article 8, each Party shall permit the other Party or the representatives of the other Party to visit, upon reasonable notice and at reasonably acceptable times, their respective facilities where the development activities are being conducted, and to consult informally, during such visits and by telephone, facsimile and email, with their respective personnel performing work on the development activities. Any information obtained by a Party during such visits shall be treated as Confidential Information in accordance with Article 8 of this Agreement. Each Party shall use Commercially Reasonable Efforts to obtain comparable inspection rights with respect to subcontractors.

      3.7 Subcontracts. Subject to the provisions of Article 8 and Section 7.3 hereof, each Party may subcontract portions of the development activities to be performed by it to subcontractors so long as either (a) the JDT has authorized the subcontract and subcontractor (which subcontract shall be consistent with an approved Development Budget), or (b) such Party has obtained the prior written consent of the other Party, which consent shall not be unreasonably delayed or withheld (each such subcontractor, a "Permitted Subcontractor"). In addition to obtaining prior written authorization or consent as required by the foregoing, if the JDT adopts a standard form of subcontract, the Parties shall use Commercially Reasonable Efforts to utilize such standard form of subcontract agreement, as may be modified by the JDT from time to time. In any event, any subcontract entered into pursuant to this Section 3.7, including any standard form of subcontract, shall be consistent with the terms of this Agreement, including providing for intellectual property ownership as set forth herein and all confidentiality obligations of the Parties. With respect to any subcontract, the subcontracting Party shall provide the JDT with a copy of the subcontract within thirty (30) days of execution of such subcontract.

      3.8 Information Sharing. Each Party shall provide the other Party or the JDT with such information related to the Development Plan as the other Party may reasonably request.

      3.9 Records. The Parties will make available and disclose to one another all results of the work conducted pursuant to the Development Plan and shall keep such records as described in this Section 3.9 or elsewhere in this Agreement; provided, however, that each Party shall maintain in confidence, and shall limit its use of, such results and records in confidence in accordance with Article 8 hereof and shall not use such results or records without written consent of the other Party except to the extent provided in Section 5.9 or other provisions of this Agreement. The Parties shall maintain records of the results in sufficient detail and in good scientific manner appropriate for patent purposes and FDA filings and as will properly reflect all work done and results achieved in the performance of the development activities pursuant to the Development Plan (including, but not limited to, all data in the form required to be maintained under any applicable governmental regulations). Such records shall include books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with the development activities pursuant to Development Plan. Each Party hereby grants the other Party the right to inspect and copy such records upon reasonable advance notice by the other Party for purposes of this Agreement.

      3.10 Manufacturing for Clinical Supply Requirements. CDS and/or its Permitted Subcontractors shall use Commercially Reasonable Efforts to provide an adequate and timely supply to satisfy Clinical Supply Requirements, in such quantities and of such type and specification as set forth in the Development Plan and all in accordance with GMP and/or ISO standards, to the extent applicable for clinical trials in the relevant country, and other applicable laws and regulations. The Manufacturing Costs for such supply shall be Direct Development Costs.

      3.11 Technology Transfer by CDS. Upon the earlier of: (i) the determination by the JDT and (ii) [*] prior to [*], CDS and/or its Permitted Subcontractors shall be responsible for providing to Alimera all information, support and materials reasonably necessary to enable Alimera and/or its subcontractors to manufacture and perform quality testing on the Product to satisfy Commercial Supply Requirements, all in accordance with the Development Plan. CDS and/or its Permitted Subcontractors shall be responsible for the following activities in accordance with the Development Plan: (a) oversee and manage technology transfer to commercial manufacture site, (b) oversee and manage manufacturing scale-up and validation activities, (c) transfer analytical methods to commercial manufacture site for stability monitoring, and (d) procure and oversee stability data necessary for IND and NDA filings. Alimera shall have primary responsibility, with reasonable input and assistance from CDS, for the preparation of the Chemistry, Manufacturing and Controls (the "CMC") section of Alimera's IND and NDA filings. Technology transfer shall be effected in accordance with GMP and ISO guidelines, to the extent applicable for Commercialization in the relevant country.

                          ARTICLE 4 COMMERCIALIZATION

      4.1 Commercialization of Product(s) in the Collaboration Field. Alimera is granted a license under this Agreement to market, distribute and/or sell any Product in the Collaboration Field in the Territory, including, but not limited to, the right to conduct marketing, reimbursement (e.g., seeking and maintaining pricing and reimbursement approvals from Third Party payors), sales and distribution activities. Alimera may subcontract with any Affiliate or Third Party to perform any of the foregoing activities in accordance with Section 5.3.

      4.2 Commercialization Budget. Alimera shall have sole responsibility for implementing Commercialization based on Alimera's commercially reasonable expectations of the resources and expenses required to Commercialize each Product in the Territory, taking into account industry standards and the competitive environment in effect from time to time with regard to each Product. Alimera shall prepare a budget ("Commercialization Budget") and consider in good faith incorporating into the Commercialization Budget any comments made by CDS prior to finalizing such budget. The Commercialization Budget shall set forth, on a rolling two (2) year basis, the projected sales and the projected Direct Commercialization Costs broken down on a calendar quarter-by-quarter and Product-by-Product basis. Alimera shall prepare semi-annual updates to the Commercialization Budget prior to June 30 and December 31 of each year in which Alimera has a Commercialization Budget or engages in Commercialization of any Products, and shall provide CDS with copies of such semi-annual updates. Prior to finalizing the initial Commercialization Budget and prior to finalizing each subsequent semi-annual updated Commercialization Budget, Alimera shall arrange for the Parties to have an in-person meeting (or, at CDS' option, a meeting by telephone, videoconference or other means), during which an executive from Alimera shall present in reasonable detail its planned Commercialization


[*] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

activities and Commercialization Budget for the time period covered in the subject Commercialization Budget and CDS shall have opportunities to ask questions and to present its comments on the applicable Commercialization Budget. It is understood and agreed that [*] shall have the right and ability to [*]. Alimera shall provide an initial draft Commercialization Budget to CDS for its review as soon as it is available, but in no event later than the earlier of
(a) [*] prior to [*] or (b) [*] prior to incurring Direct Commercialization Costs estimated to be in excess of [*] in the aggregate.

      4.3 Diligence. Alimera shall use Commercially Reasonable Efforts to Commercialize each Product in [*] (collectively, the "Major Markets") and in all countries outside the Major Markets, except for any country outside the Major Markets as to which Alimera has made an election pursuant to Section
4.3.9. For purposes of this Section 4.3 (including Subsections 4.3.1- 4.3.9), the term "Alimera" shall include Alimera and any of its Affiliates, sublicensees and subcontractors. Without limiting the foregoing, Alimera agrees to the following specific obligations:

            4.3.1. Alimera shall effect a First Commercial Sale in the United States of the first Product to receive Approval in the United States (the "Alimera First Product") no later than [*] after obtaining such Approval. Alimera's nonperformance of an obligation in this Section 4.3.1 shall be excused to the extent directly attributable to a disruption in Commercial Supply Requirements, but only to the extent that such disruption and the impact thereof is outside the control of Alimera.

            4.3.2. With respect to Commercialization of the Alimera First Product, Alimera shall expend not less than [*] in Direct Commercialization Costs (excluding Manufacturing Costs) on or before [*], provided that if Alimera is making Commercialization expenditures substantially in accordance with a Commercialization Budget designed to provide for such level of expenditures and the FDA provides Approval sooner than reasonably contemplated by the Commercialization Budget, then the failure to spend at least [*] in Direct Commercialization Costs (excluding Manufacturing Costs) on or before [*] shall be excused.

            4.3.3. With respect to Commercialization of the Alimera First Product, Alimera shall expend not less than [*] in Direct Commercialization Costs (excluding Manufacturing Costs, but including expenditures referred to in Section 4.3.2) on or before [*].

            4.3.4. With respect to Commercialization of the Alimera First Product, Alimera shall expend not less than [*] in Direct Commercialization Costs (excluding Manufacturing Costs) between [*] and [*].

            4.3.5. Alimera shall cause Gross Sales of Products in the United States during the [*] period referred to in Section 4.3.4 to be at least [*] more than Gross Sales of Products in the United States during the immediately preceding [*] period. Alimera's


[*] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

nonperformance of an obligation in this Section 4.3.5 shall be excused to the extent directly attributable to (1) one or more of the following events, but only to the extent that such event is outside the control of Alimera: a breach of this Agreement by CDS, a disruption in Commercial Supply Requirements, or a Product Recall, or (2) one or more of the following events, but only to the extent that such event materially and adversely affects the market for the first
Product: FDA action or regulatory guidance affecting Product, a change in reimbursement rates or policies relating to Product, or the introduction of one or more competitive products or services that provide for superior dosing, safety or efficacy.

            4.3.6. If Alimera fails to meet any spending obligation set forth in Sections 4.3.2, 4.3.3 or 4.3.4 and such nonperformance is not excused, Alimera may cure such failure by paying to CDS an amount equal to [*]. Alimera's right to cure under this Section 4.3.6 shall terminate upon a Change of Control of Alimera.

            4.3.7. If Alimera fails to achieve the Gross Sales obligation set forth in Section 4.3.5, Alimera may cure such failure by paying to CDS an amount equal to [*] (the "Extrapolated Net Profits"). For purposes of this Section 4.3.7, the Extrapolated Net Profits for the [*] period referred to in Section
4.3.4 shall be determined by the following formula: [*]. Alimera's right to cure under this Section 4.3.7 shall terminate upon a Change of Control of Alimera.

            4.3.8. If Alimera fails to meet any of its obligations under subsections 4.3.1 - 4.3.5 and does not cure such failure in accordance with this Agreement within thirty (30) days of receiving a written notice from CDS requesting Alimera to cure such failure, then CDS may choose one of the following two options: (a) terminate this Agreement, or (b) terminate this Agreement only with respect to the Alimera First Product. In the event of termination pursuant to this Section 4.3.8, Alimera shall not, for a period of [*] from the date of such termination, Develop or Commercialize, or license or otherwise assist an Affiliate or a Third Party to Develop or Commercialize, any product that is Approved or designed to be Approved (1) to [*] or (2) to deliver a [*]. For purposes of this Section 4.3.8, the term "Develop" shall mean performance of human clinical trials for a product. In the event of termination of this Agreement with respect to the Alimera First Product, CDS shall no longer be bound by Section 5.1.2(1), (2), (3) or (4) with respect to such Product. After termination pursuant to this Section 4.3.8 and in the event that CDS (i) makes a First Commercial Sale of the Alimera First Product in the United States and (ii) reaches the CDS Profitability Date for the Alimera First Product, CDS shall thereafter pay Alimera [*] of CDS Net Income realized by CDS in the United States with respect to such Product until such time as the sum of all such payments plus the revenues otherwise realized by Alimera with respect to such

[*]-INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

Product in the United States equal the amount of Direct Development Costs and Direct Commercialization Costs previously incurred, on a cash basis, or reimbursed by Alimera with respect to such Product in the United States; provided, however, that in the event that there are CDS Net Losses in any calendar quarter after the CDS Profitability Date, any payment to Alimera shall be offset by such CDS Net Losses.

            4.3.9. For clarification, Alimera may elect not to engage in Commercialization in any country outside the Major Markets. If Alimera determines not to engage in Commercialization of any Product in any country outside the Major Markets, Alimera shall so notify CDS. At any time after receipt of such notice, CDS may by written notice to Alimera, effective upon the giving of such notice, terminate Alimera's license(s), and rights to Commercialize, in such country. Thereafter CDS may, in its sole discretion, directly or through an Affiliate or Third Party, Commercialize the relevant Product(s) in such country. In the event of such termination with respect to a country, CDS shall no longer be bound by Section 5.1.2(1), (2), (3) or (4) with respect to such country.

            4.4 Costs of Commercialization. Regardless of the Profitability Date for a Product, Alimera shall have sole responsibility for paying all costs and expenses incurred in connection with Commercializing such Product in the Collaboration Field in the Territory, including, but not limited to, Direct Commercialization Costs; with the exception that CDS shall be responsible for paying: (a) the CDS Patent Costs paid after the first Product Profitability Date, subject to Section 7.1.2, (b) all UKRF Costs and (c) insurance premiums paid by CDS to maintain insurance required by Section 10.4 to the extent such insurance relates to Product (i.e., if insurance covers risks other than risks related to Commercialization of Products, then only an appropriate portion of such premiums shall be reimbursed). Alimera shall reimburse CDS for [*] of the amount described in clauses (a), (b) and (c) of the preceding sentence within thirty (30) days after the date of invoice from CDS; provided, however, that the amount of the [*] that Alimera reimburses CDS in any calendar year shall not exceed [*]. The costs set forth in (a), (b) and (c) of this Section 4.4 for which Alimera has a reimbursement responsibility shall be collectively referred to herein as the "CDS Commercialization Costs". In the event that Alimera fails to reimburse CDS within the time period specified above, any future payment to CDS shall be increased by an amount that is calculated as follows: the amount of the non-reimbursed CDS Commercialization Costs is multiplied by [*], and that amount is compounded annually at the compounding rate of [*] per annum, for any period in which any portion of such costs remains non-reimbursed. Alimera may pay all or any portion of the unpaid CDS Commercialization Costs plus any interest accrued and due at any time. Notwithstanding the foregoing, CDS may exercise its rights pursuant to Section 11.2 of this Agreement.

      4.5 Manufacturing for Commercial Supply Requirements. Alimera shall use Commercially Reasonable Efforts to provide an adequate and timely supply to satisfy Commercial Supply Requirements. Subject to the terms of this Agreement, Alimera shall have the right to manufacture, itself or through any Third Party, any Product, under the licenses granted to Alimera pursuant to Article 5 and in accordance with Section 5.3. Alimera shall be responsible for ensuring that all such manufacturing is carried out in accordance with GMP and/or ISO standards to the extent applicable for Commercialization in the relevant country.

      4.6 Product Recalls. Alimera shall have the sole right and responsibility and authority to carry out any Product Recall, whether or not such Recall is required or requested by a

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governmental authority. If any governmental authority having jurisdiction requires or reasonably requests Alimera to Recall a Product due to a defect in the manufacture, processing, packaging or labeling of the Product or for any other reason whatsoever, Alimera shall immediately notify CDS. Alimera shall be responsible for carrying out any Recall as expeditiously as possible and in such a way designed to cause the least disruption to the sales of the Product and to preserve the goodwill and reputation attached to the Product and to the names of Alimera and CDS. Alimera agrees to maintain the appropriate records and procedures to permit a Product Recall. All Direct Costs associated with any Product Recall, to the extent such costs are not covered by insurance, shall be Direct Commercialization Costs; provided, however, that in the event that the Product Recall is required due to Alimera's negligence or misconduct (including a manufacturing quality defect in the Product) or any other reason within Alimera's control, all such expenses shall be borne solely by Alimera and, in such event, shall not be Direct Commercialization Costs.

                           ARTICLE 5 GRANT OF RIGHTS

      5.1 Grant of License by CDS.

            5.1.1. License to First Product. Subject to the terms and conditions of this Agreement, CDS hereby grants to Alimera an exclusive (even as to CDS) right and license under CDS' interest (i.e. subject to the UKRF Licenses) in the CDS Technology, solely to make, have made, use, offer to sell, sell, and import First Product in the Collaboration Field in the Territory.

            5.1.2. License to Products Other Than First Product. Subject to the terms and conditions of this Agreement and the B&L Agreement (wherein CDS granted certain rights to the CDS Technology), CDS hereby grants to Alimera a non-exclusive right and license under CDS' interest (i.e. subject to the UKRF Licenses) in the CDS Technology, solely to make, have made, use, offer to sell, sell, and import Products other than First Product in the Collaboration Field in the Territory, provided that during the Term of this Agreement, and subject to the terms and conditions of this Agreement and the B&L Agreement, (1) CDS shall not grant a license to any Affiliate or Third Party under CDS' interest in the CDS Technology to make, have made, use, offer to sell, sell, or import Products in the Collaboration Field in the Territory, (2) CDS shall not itself use the CDS Technology to make, have made, use, offer to sell, sell, or import Products in the Collaboration Field in the Territory, (3) CDS shall not grant a license to any Affiliate or Third Party under CDS' interest in the CDS Technology to make, have made, use, offer to sell, sell, or import in the Collaboration Field in the Territory any product that otherwise meets the definition of Product under Section 1.77 except that such product is Approved or designed to be Approved to deliver [*] and (4) CDS shall not itself use the CDS
Technology to make, have made, use, offer to sell, sell, or import in the Collaboration Field in the Territory any product that otherwise meets the definition of Product under Section 1.77 except that such product is Approved or designed to be Approved to deliver [*]

            5.1.3 License to Exhibit 1.11B Patents. Subject to the terms and conditions of this Agreement and only to the extent permitted by the B&L Agreement, CDS hereby grants to

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Alimera a non-exclusive right and license under any interest CDS may have from time to time in the United States and foreign patents and patent applications listed in Exhibit 1.11B, solely to make, have made, use, offer to sell, sell, and import Products in the Collaboration Field in the Territory, except for products that would fall under the definition of Licensed Products in the B&L Agreement.

      5.2 Grant of License by Alimera. Subject to the terms of this Agreement, Alimera hereby grants to CDS a right and license under Alimera's interest in the Alimera Know-How as necessary for CDS to perform its obligations under this Agreement, including, but not limited to, its obligations under the Development Plan.

      5.3 Sublicenses and Subcontracts. Subject to the terms and conditions of this Agreement, Alimera may grant sublicenses and subcontracts to its Affiliates or to Third Parties to perform Commercialization activities for Products under the licenses granted pursuant to Sections 5.1.1 and 5.1.2 of this Agreement, provided that for sublicenses and subcontracts under which (1) some or all of Alimera's rights to a Product, including, but not limited to, marketing rights and/or distributing rights, are sold, licensed or otherwise transferred and/or
(2) consideration owed by Alimera exceeds [*] Alimera shall obtain CDS' prior written consent, which consent shall not be unreasonably withheld or delayed. In the event of a proposed sublicense or subcontract that requires CDS' prior written consent as described in the foregoing, Alimera shall present CDS with a summary of the principal terms of the proposed transaction, including the identity of the proposed subcontractor or sublicensee. CDS shall promptly consent or provide justification for its objection and negotiate in good faith with Alimera regarding terms that would be satisfactory. Each sublicense or subcontract shall be consistent with the terms and conditions of this Agreement, shall be at arm's length and shall include such terms as are necessary to permit Alimera to fulfill its obligations hereunder. Alimera shall be responsible for the operations of any sublicensee or subcontractor relative to this Agreement as if such operations were carried out by Alimera itself, including, but not limited to, any payment provided for hereunder, regardless of whether the terms of any sublicense or subcontract provide for such payment to be paid by the sublicensee or subcontractor directly to CDS. Alimera shall provide CDS with a copy of each such sublicense or subcontract promptly after its execution; provided, however, that Alimera may redact such copies in order to protect the confidential information of the Third Party. The terms of any sublicense or subcontract, or proposed sublicense or subcontract, shall be deemed to be Confidential Information of Alimera. CDS acknowledges that Alimera intends to grant a sublicense of rights to one or more Third Parties for the development and Commercialization of Product in [*]. For avoidance of doubt, CDS' acknowledgement in the preceding sentence shall not constitute CDS' consent, which is required before Alimera enters into such a sublicense pursuant to this
Section 5.3. Each sublicensee or subcontractor and its employees, contractors, consultants, clinical investigators and agents shall be required to assign all Improvements to Alimera pursuant to Section 7.3.

      5.4 Ownership of and Rights to Inventions. Except as otherwise provided under this Agreement, ownership of all Inventions made by either Party shall be governed by applicable United States patent law. Alimera hereby assigns and agrees to assign to CDS a co-ownership interest in Alimera's interest in any Alimera Improvements, excluding any rights to any trademarks. Subject to Section 5.5, each Party shall have worldwide rights to use, practice and

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sublicense any such Alimera Improvements, without any accounting to, reporting to, or other obligation to, or consent from, the other Party. If a Party licenses or otherwise transfers to a Third Party any Alimera Improvements, the other Party shall cooperate and give such consent to such Party to enter into such license or transfer as may be required to permit such Party to license or transfer the Alimera Improvements to the Third Party without a duty to account to such other Party.

      5.5 Limitation on Use. Notwithstanding any other provisions of this Agreement, neither Alimera nor any of its Affiliates, subcontractors or sublicensees shall use Alimera Improvements for any product that falls within the definition of CDS Core Technology, except for (1) Products (other than any Product(s) for which Alimera's license(s) have been terminated pursuant to Sections 4.3.8, 4.3.9 or 11.5 of this Agreement) during the Term of this Agreement, (2) any Product(s) for which CDS has granted a license to Alimera pursuant to Section 11.5.1, during the term of such license, and (3) Option Products for which CDS has granted a license to Alimera pursuant to Section 5.8.2, during the term of such license. Alimera shall ensure that any agreement it enters into with a licensee, sublicensee, acquirer, acquiree, transferee or merger or consolidation partner of or with Alimera, or acquirer or transferee of substantially all of the assets or stock of Alimera, or of the assets or business relating to this Agreement or the Alimera Improvements, includes the same limitation of use as set forth in this Section 5.5, and any such party shall be bound by such limitation.

      5.6 Reservation of Rights.

            5.6.1. Reservation of Rights by CDS. All rights and interests not expressly granted to Alimera are reserved by CDS (the "Reserved Interests") for itself, its Affiliates and partners (other than Alimera) and other licensees and sublicensees, including, but not limited to, the rights to use and grant licenses under the CDS Technology or any other technology owned or controlled by CDS to make, have made, use, offer to sell, sell, have sold and import products (other than Products for so long as Alimera has a license to such Products under this Agreement). It shall not be a breach of this Agreement for CDS, acting directly or indirectly, to exploit its Reserved Interests in any manner anywhere in the Territory, whether or not such activity is competitive with the activities of Alimera, including, but not limited to, the research, development and Commercialization or licensing of others to research, develop and Commercialize products (other than Products for so long as Alimera has a license to such Products under this Agreement). Except as otherwise expressly provided in this Agreement, for the avoidance of doubt, CDS shall be free to enter into an agreement with any Third Party or Third Parties under the CDS Technology or any other technology owned or controlled by CDS or its Affiliate or a Third Party, to research, develop and Commercialize any and all products (other than Products for so long as Alimera has a license to such Products under this Agreement), including, but not limited to, products that potentially compete in the same indication or product market as a Product, and products that use or include any or all compounds that are not, at the time of such agreement, the subject of a license granted pursuant to Section 5.8.3.

            5.6.2. Reservation of Rights by Alimera. Except as otherwise expressly provided in this Agreement, for the avoidance of doubt, Alimera shall be free to enter into an agreement with any Third Party or Third Parties under the Alimera Know-How, the Alimera-Prosecuted Patent Rights or any other technology owned or controlled by Alimera or its Affiliate or a Third

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Party, to research, develop and Commercialize any and all products, including, but not limited to, products that potentially compete in the same indication or product market as a Product.

      5.7 No Grant of Other Technology or Patent Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest or license in or other right to any technology, Know-How, patents, patent applications, products, or biological materials of the other Party, including, but not limited to, items owned, Controlled or developed by the other Party, at any time pursuant to this Agreement. This Agreement does not create, and shall under no circumstances be construed or interpreted as creating, an obligation on the part of either Party to grant any license to the other Party other than as expressly set forth herein. Any further contract or license agreement between the Parties shall be in writing.

      5.8 Options to Licenses in the Collaboration Field.

            5.8.1. Options. Subject to the terms and conditions of this Agreement and the B&L Agreement, CDS hereby grants to Alimera three (3) options to obtain a non-exclusive right and license under CDS' interest (i.e. subject to the UKRF Licenses) in the CDS Technology, solely to make, have made, use, offer to sell, sell and import an Option Product in the Collaboration Field (each option relating to a particular compound is referred to herein as an "Alimera Compound Option," and the three (3) options are collectively referred to herein as the "Alimera Compound Options"). Each license granted in connection with an Alimera Compound Option will provide that during the term of such license, and subject to the B&L Agreement, CDS shall not (a) grant a license to any Affiliate or Third Party under CDS' interest in the CDS Technology to make, have made, use, offer to sell, sell, or import such Option Product in the Collaboration Field in the Territory, and (b) itself use the CDS Technology to make, have made, use, offer to sell, sell, or import such Option Product in the Collaboration Field in the Territory during the term of such license.

            5.8.2. Exercise of Options. Alimera may exercise, in accordance with this Section 5.8, an Alimera Compound Option at any time during the Option Term, by submitting a written request to CDS indicating its intent to exercise such option and specifying the specific compound as to which it wishes to exercise the option. CDS shall have [*] Business Days, after it receives such notice, in which to notify Alimera in the event that CDS, acting in good faith, has already entered into an agreement or term sheet with a Third Party that includes the specific compound specified by Alimera. In that event, Alimera may not exercise the Alimera Compound Option with respect to that specific compound; provided, however, that if CDS and such Third Party fail to consummate a license or other agreement relating to such compound or such agreement is terminated during the Option Term, CDS shall promptly notify Alimera that such compound is no longer subject to any Third Party rights and Alimera may exercise the Alimera Compound Option with respect to such compound in accordance with this Section
5.8.2. If CDS has not notified Alimera within the time period set forth above, then Alimera shall be permitted to exercise the Alimera Compound Option with regard to that specific compound.

            5.8.3. Grant of License. Upon the exercise of any Alimera Compound Option under Section 5.8.2, CDS may choose one of the following two options: (a) the Parties will enter into a collaboration agreement (the "Option Collaboration Agreement") to develop and

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Commercialize the Option Product on the same terms as this Agreement (including, but not limited to, the same economic terms, including license fee, milestone payment and profit split) and Alimera shall reimburse CDS for [*] of all costs and expenses CDS incurred (excluding any CDS Patent Costs related to Existing
CDS Patent Rights or costs that are Development Costs or otherwise reimbursed by Alimera under this Agreement) with respect to the Option Compound and the Option Product from the Effective Date of this Agreement until the effective date of the Option Collaboration Agreement; or (b) CDS shall grant Alimera a license under the CDS Technology, as then in effect, to make, have made, use, offer to sell, sell and import the Option Product in the Collaboration Field in the Territory, under the following terms: (A) CDS shall receive a royalty of [*] of Net Sales of the Option Product in the Territory, and (B) Alimera shall reimburse CDS [*] with respect to the Option Compound and the Option Product from the Effective Date of this Agreement until the effective date of such license, and (C) such other non-financial terms and conditions as set forth on
Exhibit 5.8.3 and other customary terms and conditions. If the Parties have not entered into an agreement under (a) or (b), as CDS chooses, within [*] Business Days after Alimera exercises an Alimera Compound Option, then the matter shall be referred to dispute resolution in accordance with Section 12.7 hereof, and the terms of such agreement shall be consistent with those specified above in
(a) or (b), as applicable.

            5.8.4. Reservation of Rights by CDS. The existence of the Alimera Compound Options under Section 5.8.1 shall not limit the reservation of rights by CDS pursuant to Section 5.6, and CDS shall have no obligation to refrain from including any or all compounds in a license with a Third Party or Third Parties, except to the extent of any license that is actually granted to Alimera pursuant to Section 5.8.3 or to the extent restricted by Sections 5.1.1 and 5.1.2, from and after the date of such license. In the event that CDS grants Alimera a license to one or more Option Products pursuant to Section 5.8.3, the reservation of rights by CDS will remain the same as set forth in Section 5.6.1, except that the phrase "Products and Option Products for which CDS has granted a license to Alimera" shall be substituted in place of "Products" wherever it is used in Section 5.6.1 during the term of any such license.

      5.9 Clinical IP.

            5.9.1. Right of Access to Clinical IP. Alimera and CDS shall jointly own all Clinical IP and shall provide each other with a Right of Access to Clinical IP. Each Party may exercise this right of access for itself, its Affiliates and any licensees, sublicensees or any other Third Party without the consent of the other Party.

            5.9.2. Cooperation. Each Party shall use Commercially Reasonable Efforts, and shall reasonably cooperate with the other Party, to provide the other Party with such waivers, irrevocable cross reference letters, assignments, and/or other reasonable documentation as may be necessary or useful for the other Party's full exercise of any Right of Access to Clinical IP granted pursuant to this Section 5.9.

      5.10 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are rights to "intellectual property" as defined in Section 101(35A) of the Bankruptcy Code. CDS acknowledges and agrees that in connection

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with such rights and licenses Alimera is hereby granted a right of access and a right to obtain possession of and to benefit from (i) copies of research data,
(ii) laboratory samples, (iii) product samples and inventory, (iv) formulas, (v) laboratory notes and notebooks, (vi) data and results related to clinical trials, (vii) copies of regulatory filings and Approvals, (viii) rights of reference in respect of regulatory filings and Approvals, (ix) preclinical research data and results, and (x) marketing, advertising and promotional materials, all of which constitute "embodiments" of intellectual property pursuant to Section 365(n) of the Bankruptcy Code and (xi) all other embodiments of such intellectual property, whether any of the foregoing are in CDS' possession or control or in the possession and control of Alimera or Third Parties. CDS agrees not to interfere with Alimera's exercise of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement.

          ARTICLE 6 COSTS & REVENUES - PRE AND POST PROFITABILITY DATE

      6.1 License Fee. If this Agreement is not terminated pursuant to Section 11.4, then the [*] in principal plus all accrued interest due under the Earnest Money Loan shall thereafter be treated as paid in full as the payment of a license fee, and the security interest under the Security Agreement (the "Security Agreement") made by CDS in favor of Alimera and effective as of October 19, 2004, as amended on November 18, 2004, shall terminate, and Alimera shall execute and deliver to CDS such documents as CDS may reasonably request to evidence such termination pursuant to Section 4 of the Security Agreement. If this Agreement is terminated pursuant to Section 11.4, then the Security Agreement and the promissory notes issued in respect of the Earnest Money Loan shall remain in full force and effect.

      6.2 Milestone Payment. Alimera shall make an additional payment of [*] ("Milestone Payment") to CDS upon [*]. For purposes of this Section 6.2, the Parties agree that [*].

      6.3 Direct Development Costs. Each Party shall pay [*] of the total Direct Development Costs of a Product incurred in accordance with the Development Budget.

            6.3.1. Monthly Reporting, Sharing and Reconciling of Direct Development Costs. During the course of implementing the Development Plan, within fifteen (15) calendar days after the end of each calendar month, each Party shall report in writing to the other Party a detailed itemization (including copies of any third party invoices) of the actual Direct Development Costs incurred, on a cash basis, by each Party in the preceding calendar month. The Parties shall reconcile amounts owed for actual Direct Development Costs on a monthly basis as follows: to the extent (i) a Party incurred, on a cash basis, Direct Development Costs in a calendar month that are within (and do not exceed) the costs allocated to be incurred by that Party in the Development Budget and
(ii) the amounts in (i) exceed the Direct Development Costs incurred, on a cash basis, by the other Party in that calendar month that are within (and do not exceed) the costs allocated to be incurred, on a cash basis, by the other Party in the Development Budget, the Party that paid the greater amount of budgeted Direct Development Costs shall issue an invoice to the other Party for [*] of the excess and the other Party shall pay

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to the invoicing Party the amount of such invoice (the "Development Payment")
within thirty (30) calendar days after delivery of the invoice.

            6.3.2. Non-Payment. In the event that a Party (the "Non-Paying Party") fails to make timely payment to the other Party (the "Owed Party") for all or a portion of its Development Payment for a Product pursuant to Section 6.3, then any distribution of Net Profits and the Milestone Payment to CDS shall be adjusted by an amount that is calculated as follows: the amount of the unpaid Development Payment is multiplied by [*], and that amount is compounded annually at the compounding rate of [*] per annum (the total amount is called the "Compounded Development Payment"), for any period in which any portion of the Compounded Development Payment remains outstanding. Specifically, if Alimera is the Owed Party, then any Net Profits Payment and the Milestone Payment to CDS shall be reduced by the Compounded Development Payment due from CDS to Alimera until the amount of such Net Profits Payment and the Milestone Payment to CDS is [*] and any remaining balance of the Compounded Development Payments that CDS owes to Alimera shall be carried forward until the amount of such Compounded Development Payments are paid off. If CDS is the Owed Party, then any Net Profits Payment to CDS shall be increased by the Compounded Development Payment due from Alimera to CDS up to [*] of Alimera's share of Net Profits and any remaining balance of the Compounded Development Payments that Alimera owes to CDS shall be carried forward and offset against Alimera's share of Net Profits in subsequent periods until such Compounded Development Payments are paid off. All or any portion of the unpaid Compounded Development Payment may be paid at any time for such Product. Notwithstanding the foregoing, the Owed Party may exercise its rights pursuant to Section 11.3 or 11.5 of this Agreement.

            6.3.3. Dispute over Direct Development Costs. Pursuant to the process described in Section 3.2.2, in the event that the JDT and/or the Parties cannot reach an agreement over direct development costs proposed by a Party to implement the Development Plan, the issue shall be referred to the senior management of the Parties in accordance with Section 12.7.1. In the event that the senior management of the Parties cannot reach an agreement over such proposed costs (the "Disputed Costs"), such dispute may be resolved through arbitration in accordance with Section 12.7.2. In the meantime, while the matter is in arbitration, the Party that proposed the Disputed Costs may, in its sole discretion, incur such costs, in addition to those allocated to such Party in the Development Budget, and the Parties otherwise would proceed in accordance with the then existing Development Plan and Development Budget until the matter is resolved.

            (a) If the Disputed Costs, or any portion thereof, are determined through arbitration in accordance with Section 12.7.2 to be Direct Development Costs that are reasonably necessary to develop the Product and the proposing Party has paid such costs in accordance with the preceding sentence (the "Determined Disputed Costs"), then the non-proposing Party shall pay to the proposing Party an amount that is calculated as follows: an amount that corresponds to [*] of the Determined Disputed Costs is multiplied by [*] and that amount is compounded annually at the compounding rate of [*] per annum (the total amount is called the "Compounded Disputed Costs"), for the period commencing on the date the determination is made by the dispute resolution procedure for so long as any portion of the Compounded Disputed Costs remain outstanding. In the event that the non-proposing Party fails

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 to pay the Compounded Disputed Costs, any distribution of Net Profits and the
Milestone Payment for that Product to CDS shall be adjusted by the Compounded Disputed Costs according to the following: (i) if CDS owes Compounded Disputed Costs to Alimera, then any Net Profits Payment and Milestone Payment to CDS shall be reduced by the Compounded Disputed Costs due from CDS to Alimera until the amount of such Net Profits Payment to CDS is [*] and any remaining balance of the Compounded Disputed Costs that CDS owes to Alimera shall be carried forward until such Compounded Disputed Costs are paid off, or (ii) If Alimera owes Compounded Disputed Costs to CDS, then any Net Profits Payment to CDS shall be increased by the Compounded Disputed Costs due from Alimera to CDS up to [*] of Alimera's share of Net Profits and any remaining balance of the Compounded Disputed Costs that Alimera owes to CDS shall be carried forward and offset against Alimera's share of Net Profits in subsequent periods until such Compounded Disputed Costs are paid off. All or any portion of the unpaid Compounded Disputed Costs may be paid at any time for such Product. Notwithstanding the foregoing, the Owed Party may exercise its rights pursuant to Section 11.3 or 11.5 of this Agreement.

            (b) If the Disputed Costs are determined pursuant to Section 2.4 or through the dispute resolution procedure in accordance with Section 12.7 not to be Direct Development Costs that are reasonably necessary to develop the Product, and the proposing Party has paid such costs, then the proposing Party shall bear the Disputed Costs and the non-proposing Party shall have no obligation to pay.

      6.4 Revenues Prior to Profitability Date. Prior to the Profitability Date for each Product, Alimera shall retain all Gross Sales generated from such Product in the Collaboration Field in the Territory.

      6.5 Costs and Revenues After the Profitability Date.

            6.5.1. Net Profits. From and after the Profitability Date for each Product and subject to (b) below, each Party shall be entitled to [*] of Net Profits for that Product, calculated on a calendar quarter-by-quarter and country-by-country basis. Such Net Profits Payment to CDS shall be deemed royalty for licenses granted by CDS to Alimera under Article 5, provided that Alimera has a right to recoup from such royalty to CDS any Compounded Development Payment and Compounded Disputed Costs that CDS owes Alimera pursuant to Sections 6.3.2 and 6.3.3 as pre-payments of such royalty.

            (a) Reporting; Reconciliation of Net Profits. After the incurrence of Commercialization costs by Alimera, Alimera shall be responsible for issuing a written report to CDS within [*] calendar days (or as the Parties may otherwise agree) after the end of each calendar quarter, which such report shall include the following calculations:

                        (i) Direct Commercialization Costs incurred, on a cash
                  basis, by Alimera for each Product in the preceding calendar quarter and, in the event that there are Net Profits in such preceding calendar quarter, Direct Commercialization Costs incurred in prior quarters to the extent such costs are taken into account in calculating Net Losses that are offset from such Net Profits pursuant to Section 6.5.1 (b);

[*]-INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

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

                        (ii) the quantity of each Product sold in the preceding
                  calendar quarter;

                        (iii) for each calendar quarter with Net Losses, the
                  calculation of Gross Sales, Net Sales and Net Losses;

                        (iv) for each calendar quarter with Net Profits, the
                  calculation of Gross Sales, Net Sales, Net Profits; and in the event that Net Profits are offset by Net Losses previously realized pursuant to Section 6.5.1(b), such Net Losses; and

                        (v) the amount of Net Profits, if any, to which each
                  Party is entitled for such calendar quarter.

All of the reports and payments in this Section 6.5 shall be made in U.S. dollars. If any currency conversion is required in connection with the calculation of Gross Sales, Net Sales and Net Profits hereunder, such conversion shall be made in accordance with GAAP.

            (b) Net Profits Payment. Alimera shall pay to CDS the amount of Net Profits to which CDS is entitled for such calendar quarter within [*] calendar days after the end of such calendar quarter (the "Net Profits Payment"); provided that Alimera may offset [*] of the Net Losses previously realized by Alimera (plus interest as described below, if applicable) on a Product-by-Product and country-by-country basis up to a maximum offset of [*] of the amount of Net Profits Payment to which CDS is otherwise entitled for such calendar quarter until [*] of such Net Losses previously realized by Alimera (plus interest as described below if applicable) are offset. In the event that Alimera incurs Net Losses, Alimera shall be entitled to recover under the preceding offset an amount equal to [*] of the amount of the Net Losses previously realized by Alimera plus interest, compounded annually at the compounding rate of [*] per annum from the time that such Net Losses are incurred until the time such Net Losses (plus interest), or portion thereof, have been offset pursuant to this paragraph. [*] Notwithstanding the foregoing, CDS may, at any time, elect to permit Alimera to retain [*] of Net Profits until [*] of the Net Losses previously realized by Alimera have been offset. If CDS makes such an election, then no interest charge shall accrue with respect to the Net Losses between the time CDS makes such election and the time they are recovered by Alimera by operation of the offset. In the event that, during any calendar quarter, Alimera makes Commercial sales of two Products that are otherwise identical except that they are Approved for two different indications (the first Product for which Alimera has made Commercial sales shall be called "Product 1" and the second Product for which Alimera has made Commercial sales shall be called "Product 2"), so that it is not reasonably possible to allocate Net Sales attributable to each such Product, then Net Profits and Net Losses for such Products shall be determined as follows for periods in which there are Commercial sales of both Product 1 and Product 2:

      The "Product 2 Profitability Date" shall be deemed to be the first day of the first calendar quarter (i) that begins at least [*] after [*] and (ii) in

[*]-INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

which the aggregate of Net Sales of Product 1 and Product 2 exceed the aggregate of Direct Commercialization Costs for Product 1 and Product 2. Before the Product 2 Profitability Date, Net Profits for Product 1 shall be the aggregate of Net Sales of Product 1 and Net Sales of Product 2 minus the Direct Commercialization Costs of Product 1, and such Net Profits shall be distributed as provided in the foregoing in this Section 6.5.1(b). After the Product 2 Profitability Date, Net Sales and Direct Commercialization Costs of Product 1 and Product 2 shall be aggregated for the purpose of determining Net Profits and Net Losses for Product 1 and Product 2, such that (i) to the extent the aggregate Net Sales for Product 1 and Product 2 exceeds the Direct Commercialization Costs of Product 1 and Product 2, such amount of difference shall be the aggregate Net Profits for Product 1 and Product 2, and (ii) to the extent the Direct Commercialization Costs of Product 1 and Product 2 exceeds the aggregate Net Sales for Product 1 and Product 2, such amount of difference shall be the aggregate Net Losses for Product 1 and Product 2, provided that all Direct Commercialization Costs incurred by Alimera for Product 2 prior to the Product 2 Profitability Date (plus interest as described above, if applicable), shall be treated as aggregate Net Losses for Product 1 and Product 2; further provided that to the extent it is not possible to separately track Direct Commercialization Costs for Product 1 and Product 2, such Direct Commercialization Costs shall be reasonably allocated between Product 1 and Product 2. The distribution of such aggregate Net Profits and offset of such aggregate Net Losses shall be as provided in the foregoing in this Section 6.5.1(b). In the event that, during any calendar quarter, Alimera makes Commercial sales of three or more Products that are otherwise identical except that they are Approved for three or more different indications so that it is not reasonably possible to allocate Net Sales attributable to each such Product, the Parties agree to work together in good faith to extend the principles reflected in the foregoing method of calculation to include such third or additional Products.

            (c) Non-Payment. In the event that Alimera fails to make timely payment to CDS for all or a portion of a Net Profits Payment pursuant to this
Section 6.5.1, CDS shall provide written notice to Alimera and Alimera shall have fifteen (15) business days in which to cure the nonpayment. If after such notice, Alimera fails to cure the nonpayment within such fifteen (15) business day period, the portion of the unpaid Net Profits Payment shall increase any future Net Profits Payments to CDS for any future period by an amount that is calculated as follows: the amount of the unpaid Net Profits Payment is multiplied by [*], and that amount is compounded annually at the rate of [*] per annum (the total amount is called the "Compounded Net Profits Payment"), for the period in which any portion of the Net Profits Payment remain outstanding. Alimera shall have the right to pay all or any portion of the unpaid Compounded Net Profits Payment plus any interest accrued and due at any time. Notwithstanding the foregoing, CDS may exercise its rights pursuant to Section
11.2 of this Agreement.

            (d) Consideration for Net Profits Payments. In consideration of all rights granted, and information provided by CDS to Alimera, and the amount of Direct Development Costs paid by CDS under this Agreement with respect to Product(s), the Parties agree that the amount of Net Profits Payments set forth in Section 6.5 reflects the value of all such rights granted, information provided and costs paid, and such Net Profits Payments shall be paid whether or not such Product is covered by a Valid Claim in the CDS Patent Rights, and whether or not such Net Profits Payments under this Section 6.5 extend beyond the term of any CDS Patent Rights containing Valid Claims covering such Product.

[*]-INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

            6.5.2. Net Losses. In the event that there are Net Losses in a calendar quarter, Alimera shall be solely responsible for bearing such Net Losses, subject to Alimera's right to recover [*] of such Net Losses as provided for in Section 6.5.1.

      6.6 Revenues from Third Party Agreements. In the event that Alimera enters into a sublicense or other agreement, or otherwise agrees, with a Third Party, before or after the Profitability Date for a Product, to sell or otherwise transfer some or all of Alimera's rights to a Product, including, but not limited to, marketing rights and/or distribution rights, and Alimera obtains any form of consideration in connection therewith, CDS shall be entitled to receive [*] of the excess of (i) such consideration (excluding any amounts paid for equity securities of Alimera other than amounts that exceed the fair market value of such securities) over (ii) Alimera's reasonable out-of-pocket costs that are directly and solely incurred to secure such Third Party agreement, promptly after any such consideration is received by Alimera, provided that (1) the fair market value of such securities shall be determined by mutual agreement of both Parties, and (2) in the event that the Parties fail to reach such mutual agreement, the matter shall be resolved by arbitration in accordance with
Section 12.7.2 herein. The amount of payment that CDS is entitled to receive from Alimera pursuant to the foregoing shall be deemed royalty for licenses granted by CDS to Alimera under Article 5, provided that Alimera shall have the right to recoup from all or any portion of such payment to CDS any Compounded Development Payment, Compounded Disputed Costs or other amount then owed by CDS to Alimera under this Agreement as pre-payments of royalty.

      6.7 Records; Audits.

            6.7.1. Each Party shall keep, and shall cause its Affiliates, agents and sublicensees to keep, full and accurate records and books of account containing all particulars that may be necessary for the purpose of calculating Direct Development Costs, Direct Commercialization Costs, Gross Sales, Net Sales, and Net Profits or Net Losses for Products to be received or borne by the Parties pursuant to this Agreement, including, but not limited to, inventory, purchase and invoice records, manufacturing records, sales analysis, general ledgers, financial statements, and tax returns relating to Products. Such books of account, with all necessary supporting data, shall be kept by each Party at its place of business for the three (3) years next following the end of the calendar year to which each shall pertain. Each Party (the "Audited Party") shall permit an independent accounting firm selected by the other Party (the "Auditing Party") and reasonably acceptable to the Audited Party, which acceptance shall not be unreasonably withheld or delayed, to have access during normal business hours to such records as may be reasonably necessary to verify the accuracy of the Audited Party's reports of Direct Development Costs, Direct Commercialization Costs, Gross Sales, Net Sales, and Net Profits or Net Losses as provided herein. All such verifications shall be conducted at the expense of the Auditing Party and not more than once in each calendar year. In the event such audit concludes that adjustments should be made in the Auditing Party's favor, then any appropriate payments (plus accrued interest at a rate announced by the Bank of America as its prime rate in effect on the date that such payment was first due plus three percent (3%) for the period starting from the date the payment was first due ending on the date the payment was made) shall be paid by the Audited Party within thirty (30) days of the date the Audited Party receives the Auditing Party's accounting firm's written report so concluding, unless the Audited Party shall have a good faith dispute as to the conclusions set forth in such written report, in which case the audited Party shall

[*]-INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

provide written notice to the Auditing Party within such thirty (30) day period of the nature of its disagreement with such written report. The Parties shall thereafter, for a period of sixty (60) days, attempt in good faith to resolve such dispute and if they are unable to do so then the matter will be submitted to dispute resolution in accordance with Section 12.7 hereof. The fees charged by such accounting firm shall be paid by the Auditing Party unless the audit discloses that adjustments in favor of the Auditing Party for the period are five percent (5%) or more of the aggregate amount paid or payable by the Audited Party to the Auditing Party during the period, in which case the Audited Party shall pay the reasonable fees and expenses charged by such accounting firm. The Parties agree that all information subject to review under this Section 6.7 is confidential and that it shall cause its accounting firm to retain all such information subject to the confidentiality restrictions of Article 8 hereof.

            6.7.2. In addition to the foregoing, Alimera shall permit an independent certified public accountant retained by UKRF to inspect the records and books of account described in Section 6.7.1 during normal business hours and upon reasonable notice to the extent required by the UKRF Licenses. Such right of inspection shall last for two (2) years following the end of the calendar quarter to which such records and books of account pertain, shall be limited solely to those matters directly related to CDS royalty obligations under the UKRF Licenses, and shall be allowed no more than once a year.

                        ARTICLE 7 INTELLECTUAL PROPERTY

      7.1 CDS-Prosecuted Patent Rights.

            7.1.1. Filing, Prosecution and Maintenance. CDS shall have primary responsibility for and control over the preparation, filing, prosecution and maintenance of (a) any of the CDS Existing Patent Rights, (b) any Patent Rights included within the CDS Improvements, and (c) any Patent Rights included within the Alimera Improvements that fall within the definition of or relate to the CDS Core Technology (collectively, the "CDS-Prosecuted Patent Rights"). For CDS-Prosecuted Patent Rights, CDS shall have the authority to select patent counsel, and to determine the form and content of such prosecution documents and to make all decisions regarding whether to file, prosecute and maintain patents and patent applications, and in which countries to do so.

            7.1.2. CDS Patent Costs. Alimera shall be responsible for reimbursement of CDS Patent Costs only in the jurisdictions identified in
Exhibit 1.15 as follows: the CDS Patent Costs in such jurisdictions paid up to the first Product Profitability Date shall be Direct Development Costs, as provided in Section 1.34, and shall be paid by CDS and split between CDS and Alimera in accordance with Section 6.3. The CDS Patent Costs paid after the first Product Profitability Date shall be paid by CDS and Alimera shall reimburse CDS [*] for all such costs paid by CDS within thirty
(30) days after the date of invoice by CDS in accordance with Section 4.4. The list of countries identified in Exhibit 1.15 may be amended (i.e., to add or to drop one or more countries) only upon mutual agreement by the Parties. If, after the Effective Date of this Agreement, CDS grants to any Third Party a license to any of the CDS-Prosecuted Patent Rights for which Alimera has continuing reimbursement obligations, thereafter Alimera's share of costs for those particular CDS-Prosecuted Patent Rights shall be reduced on a per capita basis during the term of such license (by way of example, if CDS grants

[*]-INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

a license to one Third Party to any of the CDS-Prosecuted Patent Rights, Alimera's share of costs for those particular CDS-Prosecuted Patent Rights shall be [*]).

            7.1.3. Communication. CDS shall provide Alimera with copies of all official correspondence (including, but not limited to, applications, office actions, responses, etc.) relating to prosecution and maintenance of CDS-Prosecuted Patent Rights in countries identified in Exhibit 1.15. Alimera may provide comments and CDS will give good faith consideration thereto. In order to facilitate Alimera's rights to comment, CDS shall provide copies of all such official correspondence and any proposed responses by CDS at least ten (10) business days prior to any filing or response deadlines. In the event that the Parties have a material disagreement relating to the prosecution or maintenance of any of the CDS-Prosecuted Patent Rights (other than a determination by CDS to abandon any CDS-Prosecuted Patent Rights as described below), CDS shall have the right to decide on the course of action. Thereafter, Alimera may choose not to pay any portion of the CDS Patent Costs associated with the applicable CDS-Prosecuted Patent Rights. In the event that Alimera chooses not to pay for one or more countries, then, with respect to such countries, (a) the license for the applicable CDS-Prosecuted Patent Rights shall automatically terminate, and
(b) CDS shall no longer be bound by Section 5.1.2(1), (2), (3) or (4).

      7.2 Abandonment. CDS shall not abandon prosecution or maintenance of any CDS-Prosecuted Patent Rights already pending in any country identified in
Exhibit 1.15 without notifying Alimera in a timely manner of CDS' intention and reason therefore and providing Alimera with reasonable opportunity to comment upon such abandonment and to assume responsibility for prosecution or maintenance of such Patent Rights as set forth below. For avoidance of doubt, for CDS-Prosecuted Patent Rights, CDS has the sole discretion to decide whether or not to file in a country, and a decision not to file in a country shall not be deemed as abandonment of CDS-Prosecuted Patent Rights in that country for purpose of this Article 7. In the event that CDS abandons prosecution or maintenance of CDS-Prosecuted Patent Rights in any country identified in Exhibit
1.15 at any time during the Term of this Agreement, Alimera may assume prosecution responsibility therefor in the name of CDS, and such patent costs shall be paid by Alimera and CDS may reimburse Alimera for [*] of such patent costs within thirty (30) days after the date of invoice from Alimera (the "CDS Reimbursement Amount"). In the event that CDS fails to reimburse Alimera within the time period as specified above, any future payment to CDS shall be decreased by an amount that is calculated as follows: the amount of the non-reimbursed CDS Reimbursement Amount is multiplied by [*], and that amount is compounded annually at the compounding rate of [*] per annum, for any period in which any portion of such costs remains non-reimbursed. CDS may pay all or any portion of the unpaid CDS Reimbursement Amount plus any interest accrued and due at any time.

      7.3 Alimera-Prosecuted Patent Rights.

            7.3.1. Filing, Prosecution and Maintenance. Alimera shall have primary responsibility for and control over the preparation, filing, prosecution and maintenance of any Patent Rights included within Alimera Improvements that are not CDS-Prosecuted Patent Rights ("Alimera-Prosecuted Patent Rights"). For Alimera-Prosecuted Patent Rights, Alimera shall have the authority to select patent counsel, and to determine the form and content of such

[*]-INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

prosecution documents and to make all decisions regarding whether to file, prosecute and maintain patents and patent applications, and in which countries to do so. Alimera shall be solely responsible for Alimera Patent Costs and such costs shall be neither Direct Development Costs nor Direct Commercialization Costs. Alimera shall provide CDS with copies of all official correspondence (including, but not limited to, applications, office actions, responses, etc.) relating to prosecution and maintenance of Alimera-Prosecuted Patent Rights.

            7.3.2. Abandonment. Alimera shall not abandon prosecution or maintenance of any Alimera-Prosecuted Patent Rights in the Territory without notifying CDS in a timely manner of Alimera's intention and reason therefore and providing CDS with reasonable opportunity to comment upon such abandonment and to assume responsibility for prosecution or maintenance of such Alimera-Prosecuted Patent Rights. For avoidance of doubt, for Alimera-Prosecuted Patent Rights, Alimera has the sole discretion to decide whether or not to file in a country, and a decision not to file in a country shall not be deemed as abandonment of Alimera-Prosecuted Patent Rights in that country for purpose of this Article 7. In the event that Alimera abandons prosecution or maintenance of Alimera-Prosecuted Patent Rights in any country in the Territory, CDS may assume prosecution responsibility for such Patent Rights in that country, and thereafter such Patent Rights will cease to being Alimera-Prosecuted Patent Rights and will become CDS-Prosecuted Patent Rights. Notwithstanding the foregoing, if Alimera, acting in good faith, grants a Third Party prosecution rights with respect to any Alimera-Prosecuted Patent Rights, then CDS' rights under this Section 7.2.2 shall be subject to the rights granted to such Third Party.

      7.4 Information Disclosure; Cooperation. Each Party shall disclose and make available to the other Party all material information controlled by such Party that is reasonably necessary for the other Party to perform its obligations and exercise its rights under this Article 7, including the preparation, filing, prosecution and maintenance of patents and patent applications pursuant to this Article 7. All such information shall be disclosed to the other Party reasonably promptly after it is first developed or learned or its significance is first appreciated. Without limiting the foregoing, each Party agrees to disclose and make available to the other Party all Alimera Improvements and CDS Improvements, as applicable. Neither Alimera or CDS shall publicly disclose any Alimera Improvements before the Party responsible for filing and prosecuting such Improvements has an opportunity to make appropriate patent filings. Each Party agrees to cooperate with the other Party with respect to the preparation, filing, prosecution and maintenance of patents and patent applications pursuant to this Article 7.

      7.5 Employees and Sublicensees Assignment of Inventions. Each Party shall cause all of its employees, Affiliates, contractors, sublicensees, consultants, clinical investigators and agents, acting under authority from such Party or its sublicensees, (i) to enter into written agreements pursuant to which each such person or entity assigns to such Party all Improvements and other Inventions that such individual or entity discovers, develops, creates, conceives or reduces to practice in the course of their relationship with such Party or its sublicensees; and (ii) to execute such other documents and take such other actions as may be necessary to effectuate the foregoing assignments. Each Party agrees to undertake to enforce the agreements referenced in this Section 7.3 (including, where appropriate, by legal action).

      7.6 Infringement

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

            7.6.1. Notification. Each party shall promptly report in writing to the other Party during the Term of this Agreement any known infringement or suspected infringement of any of its Patent Rights that covers a Product and shall provide the other Party with all available evidence supporting said infringement or suspected infringement.

            7.6.2. Prosecution. CDS shall have the initial right, but not the obligation, to initiate or prosecute an infringement or other appropriate suit or action against any Third Party who at any time has infringed or is suspected of infringing (an "Infringer"), any of the CDS Patent Rights covering a Product. CDS shall give Alimera sufficient advance notice of its intent to file said suit and the reasons therefore, and shall provide Alimera with an opportunity to make suggestions and comments regarding such filing; provided, however, that Alimera shall provide any such comments sufficiently in advance of any filing dates to allow for consideration by CDS, and further provided that it shall be within CDS' sole discretion whether to incorporate such suggestions or comments. CDS shall keep Alimera reasonably informed of the status and progress of the litigation. CDS shall have the sole and exclusive right to select counsel for any such suit and action and shall pay [*] including, but not limited to, attorneys' fees and court costs. If CDS has not taken legal action or been successful in obtaining cessation of the infringement within (a) ninety (90) days from the date of notice by Alimera under Section 7.4.1; (b) thirty (30) days after Alimera notifies CDS that Alimera would like to move for injunctive relief; or (c) ten (10) days before the expiration of a period of time set by applicable law in which action must be taken with respect to the alleged infringement (e.g., as may be required under the Hatch-Waxman Act and 35 USC
Section 271), then subject to any rights granted to B&L under the B&L Agreement, to enforce or prosecute any Patent Rights owned or Controlled by CDS, Alimera shall have the right to bring suit against an Infringer at Alimera's own expense. This right of Alimera to bring suit, as well as to continue an existing suit, is also conditioned on all of the following requirements:

                        (i) The allegedly infringing product, device or method
                  (collectively, the "Accused Device") falls within the definition of Product;

                        (ii) If Alimera owns (or has licensed from a Third Party
                  and has the right to enforce) any patent(s) that reads on the Accused Device practiced by the Infringer, Alimera will include in the complaint one or more claims alleging infringement of all such other patent(s);

                        (iii) Alimera has provided evidence to CDS that there is
                  a good faith basis to believe that the Accused Device is being prepared for Commercialization or is already Commercialized;

                        (iv) Alimera shall keep CDS reasonably and timely
                  informed of the pre-litigation and litigation issues and strategy (including, without limitation, furnishing copies of communications, pleading, and other documents and keeping CDS informed of settlement efforts and developments), and shall obtain suggestions and strategy from CDS, including during pre-trial motions and discovery;

[*]-INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

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                        (v) In the instance of litigation issues and strategies
                  pertaining to defenses or setting strategy for the scope of claims, Alimera shall incorporate all reasonable suggestions and strategy from CDS as may be deemed appropriate in the reasonable business judgment of CDS; and

                        (vi) Except for joining the legal actions described in
                  this Section 7.4.2 as a party at Alimera's request and matters discussed in the following paragraph, CDS shall have no obligation regarding such actions unless required to participate by law or contract. However, CDS shall have the right to participate in any such actions through its own counsel and at its expense.

Upon request of the other Party, either Party shall join as a party to the suit, at its own expense, and shall offer reasonable assistance to the other Party in connection therewith at its own expense. Any damages, royalties, settlement fees or other consideration for infringement resulting from such suit shall be distributed as follows: (i) first, each Party shall be reimbursed for its reasonable out-of-pocket costs paid in connection with the proceeding; and (ii) thereafter, shall be [*]. Neither Party shall settle any such action or otherwise consent to an adverse judgment in any such action that adversely affects the rights or interests of the other Party under this Agreement, including, without limitation, issues of validity of the CDS Patent Rights, without the prior written consent of the other Party.

            7.6.3. Notification of Third Party Claim. Each Party shall promptly report in writing to the other Party during the Term of this Agreement any claim or allegation by any Third Party that the development or Commercialization of any Product infringes the intellectual property rights of any Third Party and shall provide the other Party with all available evidence supporting said infringement or suspected infringement.

            7.6.4. Responsibility. Subject to any rights granted to B&L under the B&L Agreement, Alimera shall have the initial right, but not the obligation, to defend any suit or action initiated by any Third Party alleging solely that a Product developed or Commercialized hereunder has infringed, or is suspected of infringing any Third Party intellectual property rights. Upon Alimera's request, CDS shall offer reasonable assistance to Alimera in connection therewith at Alimera's expense. Alimera shall give CDS advance notice of its intent to defend any said suit and shall provide CDS with an opportunity to make suggestions and comments regarding such defense; provided, however, that CDS shall provide any such comments sufficiently in advance of any filing dates to allow for consideration by Alimera, and further provided that it shall be within Alimera's sole discretion whether to incorporate such suggestions or comments. Alimera shall keep CDS reasonably informed of the status and progress of the litigation. Alimera shall have the sole and exclusive right to select counsel for any such suit and action and shall pay all expenses of the suit, including, but not limited to, attorneys' fees and court costs. Alimera shall have the right to settle any such litigation and shall specifically have the right, whether or not litigation commences, to negotiate a license or other rights from any Third Party authorizing the use of Third Party intellectual property rights in connection with Products; provided, however, that Alimera shall not settle any such action, or otherwise consent to an adverse judgment in any such action, or make any admission in any such license and negotiation that adversely affects the rights or interests of CDS under this Agreement, including,

[*]-INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

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

without limitation, issues of validity of the CDS Patent Rights, without the prior written consent of CDS. Any such license shall be at arm's length and otherwise on terms and conditions as may be deemed appropriate in the reasonable business judgment of Alimera. Alimera shall provide CDS with a copy of any such license promptly after its execution. All reasonable costs incurred in connection with such litigation and any amounts payable to the Third Party relating to Products under such license shall constitute Direct Commercialization Costs as follows: (i) any litigation, negotiation or settlement-related costs and expenses or up-front payments shall be deemed to be a Direct Commercialization Cost of Product or Products as reasonably allocated by Alimera in good faith, subject to the dispute resolution procedures provided for in Section 12.7; (ii) any royalties on net sales or similar payments calculated by reference to sales shall be allocated to Products on a Product-by-Product and country-by-country basis; (iii) any other amounts (e.g., milestone payments or patent reimbursement fees) shall be reasonably allocated by Alimera to one or more Products in good faith, subject to the dispute resolution procedures provided for in Section 12.7. If Alimera recovers any damages or any other payments, by way of settlement or otherwise, in connection with any counterclaim made by it in any such actions, such damages shall be considered "Net Sales" for purposes of this Agreement.

      If Alimera does not defend a claim, suit or proceeding as set forth above within ninety (90) days of the date Alimera was reasonably aware or notified of the Third Party claim alleging infringement (or within such shorter period as may be necessary for submitting or filing a response), then CDS may, in its sole discretion, elect to defend such claim, suit or proceeding, using counsel of its own choice and the provisions of Section 7.6.4 shall apply as if the term "CDS" were changed to "Alimera" and the term "Alimera" were changed to "CDS."

      7.7 Marking. Alimera and any Affiliates or sublicensees shall mark all Products with the numbers of all patents included in CDS Technology that cover the Products. Without limiting the foregoing, all Products shall be marked in such a manner as to conform with the patent laws of the country to which such Products are shipped or in which such products are sold, including, but not limited to, the requirements of 35 U.S.C. Section 287.

      7.8 Trademarks. Alimera shall be free to adopt, use and register in any trademark offices any trademarks for use with a Product in its sole discretion. Subject to Section 11.5.2, Alimera shall own all right, title and interest in and to any such trademark in its own name during and after the Term of this Agreement.

            7.8.1. The "Medidur" Mark. CDS hereby grants to Alimera a royalty-free non-exclusive right and license, with right to sublicense, to use the "MEDIDUR" mark Controlled by CDS on or in connection with any Products marketed, distributed or sold pursuant to this Agreement. Alimera shall not use the "MEDIDUR" mark in direct association with another mark such that the two marks appear to be a single mark or in any other composite manner with any marks of Alimera or any Third Party. Alimera shall cause to appear on all items bearing the "MEDIDUR" mark such legends, markings and notices as may be required by applicable law or reasonably requested by CDS to establish, perfect, defend or exploit the proprietary character of the "MEDIDUR" mark. Alimera shall not grant, attempt to grant, or record anywhere, a security interest in the "MEDIDUR" mark. Alimera hereby assigns and will assign any goodwill associated with its use of the "MEDIDUR" mark to CDS. CDS has the right to control the quality of the Products Commercialized in connection with the commercial exploitation of the MEDIDUR Mark as follows: (1) CDS may, in its sole discretion, request and carry out periodic inspections of the operation of Alimera, its Affiliates, subcontractors and sublicensees, and (2) Alimera agrees to reasonably cooperate, and to cause its Affiliates, subcontractors and sublicensees to cooperate, with such periodic inspections of its operations upon reasonable prior written notice by CDS. Alimera acknowledges and agrees that the "MEDIDUR" mark shall remain the property of CDS. ALIMERA ACKNOWLEDGES AND AGREES THAT THE "MEDIDUR" MARK IS PROVIDED ON AN "AS IS" BASIS AND THAT CDS MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES WHATSOEVER, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF TITLE, VALIDITY, ENFORCEABILITY OR NON-INFRINGEMENT. CDS is not obligated to (i) file any application for registration of the "MEDIDUR" mark, or to secure any rights in the "MEDIDUR" mark, (ii) to maintain the "MEDIDUR" mark, or (iii) to police or pursue (including for infringement) any Third Parties using the "MEDIDUR" mark.

      7.9 UKRF Licenses and B&L Agreement. CDS shall not amend or modify any of the UKRF Licenses or the B&L Agreement, or waive any right thereunder, in any manner that would adversely affect Alimera's rights hereunder without the prior written authorization of Alimera.

                           ARTICLE 8 CONFIDENTIALITY

      8.1 Confidentiality. Except as otherwise provided in this Article 8, each Party shall maintain Confidential Information of the other Party in confidence and shall not disclose Confidential Information of the other Party to any Third Party and shall not use Confidential Information of the other Party except as expressly authorized under this Agreement. "Confidential Information" shall mean any and all information (whether in written, electronic, visual, verbal or other form) received from the other Party or its representatives, including, but not limited to, all information relating to any technology, product, method, process or intellectual property of such disclosing Party (including, but not limited to, Patent Rights, and other owned or licensed intellectual property rights, data, Know-How, samples, technical and non-technical materials and specifications), as well as any business plan, financial information, research data or results, or other confidential commercial information of or about such disclosing Party; provided, however, that Confidential Information shall not include any information that: (a) is or becomes part of the public domain other than by unauthorized acts or omissions of the Party obligated not to disclose such Confidential Information or its employees, directors, officers, or agents (collectively, the "Receiving Party"); (b) can be shown by written documents to have been disclosed to the Receiving Party by a Third Party; provided, however, that such Third Party had no obligation of confidentiality or non-use to the disclosing party with respect to such Confidential Information; (c) can be shown by written documents to have been in the possession of the Receiving Party prior to disclosure by the disclosing Party; provided, however, that such Confidential Information was not obtained directly or indirectly from the other Party to this Agreement pursuant to a confidentiality agreement; or (d) is required to be disclosed by the Receiving Party pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by law; provided, however, that in connection with this clause (d) the Receiving Party shall notify the other Party immediately upon receipt thereof and give such other Party sufficient advance notice to permit it to seek a protective order or other similar order with respect to such Confidential Information; and provided, further, that the Receiving Party furnishes only that portion of the Confidential Information that it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the other Party. Notwithstanding any other provisions of this Article, (1) Alimera Know-How shall be Confidential Information of Alimera and CDS Technology shall be Confidential Information of CDS; and (2) each Party shall treat the terms and conditions of this Agreement as Confidential Information of the other Party.

      8.2 Disclosure. To the extent that it is reasonably necessary, a Party may disclose Confidential Information it is otherwise obligated under this Article 8 not to disclose to its employees on a need-to-know basis and on condition that such employees agree in writing to non-use and non-disclosure obligations essentially the same as those set forth herein and to keep the Confidential Information confidential to the same extent as such Party is required to keep the Confidential Information confidential. In addition, a Party may disclose such Confidential Information: (a) to government or other regulatory authorities to the extent that such disclosure is required by law, regulation or order (i) in connection with the filing, prosecution or maintenance of patents for which the Party disclosing the Confidential Information has responsibility or is permitted under this Agreement to file, prosecute and maintain, or (ii) to obtain authorizations to conduct clinical trials of, and to Commercialize, Products pursuant to this Agreement; (b) to any applicable securities exchange or the National Association of Securities Dealers ("NASD"), as required by applicable law or any listing agreement with, or the rules and regulations of, any applicable securities exchange or NASD, provided, that, the Party who makes the filing will seek confidential treatment for such filing; (c) in confidence, to lawyers, accountants and sources of funding of a Party and (d) to sublicensees in connection with any sublicense of the technology or intellectual property, or portion thereof, licensed hereunder as permitted under this Agreement. In addition, a Party may disclose the terms of this Agreement to any investors or potential investors, lenders, and other potential financing sources, or to a Third Party in connection with a merger or acquisition or proposed merger or acquisition or a license or proposed license of the technology or intellectual property licensed hereunder, and to Affiliates, attorneys, accountants, stockholders, investment bankers, advisers or other consultants of the foregoing, in each case provided that the Person to which such disclosure is made is obligated by written agreement to keep such information confidential on essentially the same terms as set forth herein and to use such Confidential Information solely to evaluate such investment, financing, acquisition, merger or license.

                    ARTICLE 9 REPRESENTATIONS AND WARRANTIES

      9.1 Representations and Warranties of CDS. CDS represents and warrants as of the Effective Date that:

            (a) CDS is a corporation duly organized, validly existing and in corporate good standing under the laws of Delaware;

            (b) CDS has the legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to Alimera in this Agreement;

            (c) CDS has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

            (d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of CDS enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

            (e) the performance of its obligations under this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party;

            (f) CDS is the sole and exclusive owner or the licensee of CDS Existing Patent Rights;

            (g) to the best of CDS' knowledge, no claim has been threatened or asserted that the practice of any patent or patent application listed in Exhibit 1.11A infringes patent rights of any Third Party;

            (h) CDS has not received any complaint, demand or notice from a Third Party in writing challenging the validity or enforceability of any patent listed in Exhibit 1.11A;

            (i) CDS has no present intention [*] any patent listed in Exhibit 1.11A and has not instructed its patent counsel or taken any other actions [*] any patent listed in Exhibit 1.11A;

            (j) CDS is in compliance in all material respects with the UKRF Licenses and the B&L Agreement; to CDS' knowledge, there is no noncompliance by UKRF or B&L under the UKRF Licenses and the B&L Agreement, respectively, other than noncompliance that would not adversely affect Alimera's rights hereunder; and

            (k) neither CDS nor any of its Affiliates has initiated for CDS a filing for protection under the bankruptcy laws, an assignment for the benefit of creditors, appointment of a receiver or trustee over its property or any similar undertaking.

      9.2 Representations and Warranties of Alimera. Alimera represents and warrants as of the Effective Date that:

            (a) Alimera is a corporation duly organized, validly existing and in corporate good standing under the laws of Delaware.

            (b) Alimera has the legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to CDS in this Agreement;

            (c) Alimera has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

[*]-INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.
                                     -47-

            (d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Alimera enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws, affecting creditors' and contracting parties' rights generally and except as enforceability maybe subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

            (e) the performance of its obligations under this Agreement will not conflict with Alimera's charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

            (f) to the knowledge of Alimera, Alimera is the sole and exclusive owner of the Alimera Know-How.

      9.3 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY CDS TECHNOLOGY, CDS KNOW-HOW, ALIMERA IMPROVEMENTS, ALIMERA KNOW-HOW, GOODS, SERVICES OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, SCOPE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

      9.4 Limited Liability. EXCEPT FOR THEIR RESPECTIVE OBLIGATIONS UNDER
ARTICLE 8 or ARTICLE 10, NEITHER CDS NOR ALIMERA WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY PUNITIVE, EXEMPLARY, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOST PROFITS.

                              ARTICLE 10 INDEMNITY

      10.1 Cross Indemnity. Each Party (the "Indemnifying Party") agrees to defend, indemnify and hold the other party (the "Indemnified Party"), its Affiliates and their respective directors, officers, employees and agents and their respective heirs and assigns harmless from all Third Party claims, actions, losses, damages, liabilities or expenses (including, but not limited to, reasonable attorneys' fees) (each, a "Loss") arising as a result of (a) a breach by the Indemnifying Party of any of its representations, warranties or obligations under this Agreement, (b) actual or asserted violations of any applicable law or regulation by the Indemnifying Party or any of its employees, Affiliates, sublicensees, consultants, or other agents in connection with the research, development, manufacture, distribution, marketing, promotion, sale, or use of Products, or the reporting requirements for Products, including, but not limited to, any allegation or determination that a Product has been adulterated, misbranded, mislabeled or otherwise is not in compliance with any applicable law or regulation, or (c) except as provided in Section 7.4.4 or 10.5, bodily injury, death, property damage or other harm or damage attributable to the research, development, manufacture, distribution, marketing, promotion, sale or use of any Products by the Indemnifying Party or its employees, Affiliates, sublicensees, consultants, or other agents.

      10.2 Limitation on Indemnity Obligations. A Party, its Affiliates and their respective directors, officers, employees and agents shall not be entitled to the indemnities set forth in Sections 10.1 to the extent the Loss for which indemnification is sought was caused by the negligence, or by the reckless or intentional misconduct or omission, of such Party or its directors, officers, employees or agents.

      10.3 Procedure. If an Indemnified Party intends to claim indemnification under Article 10, the Indemnified Party shall notify the Indemnifying Party of any Loss in respect of which the Indemnified Party intends to claim such indemnification, and the Indemnifying Party shall assume the defense thereof with counsel mutually satisfactory to the Parties. The failure to deliver notice to the Indemnifying Party within a reasonable time after the commencement of any such action, shall relieve such Indemnifying Party of liability to the Indemnified Party under Article 10 only to the extent that the delay adversely affects Indemnifying Party's rights or ability to defend such claim or action, but the failure so to deliver notice to the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party otherwise than under Article 10. The Indemnified Party under Article 10 shall provide reasonable assistance to the Indemnifying Party and its legal representatives, at the Indemnifying Party's expense, in the investigation of any action, claim or liability covered by this indemnification. The Indemnifying Party shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnified Party in establishing its claim for indemnity. Except as provided in the last sentence of this Section 10.3, the indemnity agreement in this Article 10 shall not apply to amounts paid in settlement of any Loss if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld unreasonably or delayed. Indemnifying Party shall not, without the written consent of Indemnified Party, settle or compromise any Loss or consent to the entry of any judgment with respect to any Loss (a) that does not release Indemnified Party from all liability with respect to such Loss or (b) which may materially adversely affect Indemnified Party or under which Indemnified Party would incur any obligation or liability, other than one as to which Indemnifying Party has an indemnity obligation hereunder. If Indemnifying Party, within ten (10) days of receiving notice of a Loss or such shorter period as may be necessary for submitting or filing a response, fails to assume the defense of such Loss or fails to notify Indemnified Party that is assuming such defense, Indemnified Party shall have the right to assume the defense, compromise or settlement of such Loss at the risk and expense of Indemnifying Party.

      10.4 Insurance. Each Party shall maintain, and shall cause its Affiliates and each sublicensee conducting activities under this Agreement to maintain, at such Party's, an Affiliate's, or sublicensee's sole expense, appropriate product liability insurance coverage in amounts reasonably determined by the Party from time to time but at least sufficient to insure against claims which may arise from the performance of obligations or exercise of rights granted under this Agreement or from indemnification obligations under this Article 10, but in no event shall a Party's insurance coverage be in an amount less than $5,000,000 per occurrence and $10,000,000 annual aggregate. The policy of insurance shall contain a provision of non-cancellation except upon the provision of thirty (30) days notice to the other Party. The policy of insurance with respect to any Product that would, absent the licenses herein, infringe a Valid Claim under a patent licensed under one or more of the UKRF Licenses shall contain an endorsement naming UKRF, and the University of Kentucky (and its Board of Trustees, agents, officers, and employees) as additional insureds. Each Party shall maintain such insurance commencing on the Effective Date and for so long as it continues to research, produce, develop, manufacture, distribute, sell or use the Products, and thereafter for so long as each Party maintains insurance for itself covering such manufacture or sales.

      10.5 Product Liability Claims. If either Party incurs any losses, costs, damages (including amounts paid in settlement of claims), fees (including reasonable attorneys' fees) or expenses arising out of any Third Party claim relating to injuries or death resulting from the use of any Product developed or Commercialized pursuant to this Agreement, then such losses, costs, damages, fees or expenses that are not attributable to the gross negligence and/or willful misconduct of a Party and are not covered by an insurance policy ("Product Liability Losses") shall be Direct Commercialization Costs. If CDS incurs Product Liability Losses, Alimera shall reimburse CDS for [*] of the Product Liability Losses within forty-five (45) days of receipt of a request for reimbursement for such Product Liability Losses. If either Party incurs any losses, costs, damages (including amounts paid in settlement of claims), fees (including reasonable attorneys' fees) or expenses arising out of any Third Party claim relating to injuries or death resulting from the use of any Product developed or Commercialized pursuant to this Agreement, then to the extent such losses, costs, damages, fees or expenses are attributable to the gross negligence and/or willful misconduct of a Party, such Party shall bear [*] of such losses, damages, fees or expenses.

                        ARTICLE 11 TERM AND TERMINATION

      11.1 Term. If not earlier terminated as provided in this Article 11, the term of this Agreement (the "Term") shall commence on the Effective Date and expire upon the later of (i) ten (10) years after the Effective Date, or (ii) the expiration or abandonment of the last Valid Claim included in the CDS Patent Rights, or (iii) as long as Alimera, any Affiliate of Alimera or any sublicensee is selling a Product in any part of the Territory.

      11.2 Termination for Default by Either Party. Either Party may terminate this Agreement (i) upon the occurrence of a breach of a material term of this Agreement (other than a material breach described in clause (ii) below or in Section 11.3, 11.4 or 11.5) if the breaching Party fails to remedy such breach within thirty (30) days after notice thereof by the non-breaching Party or, with respect to a breach (other than a failure to make a payment) that cannot be cured within such period, then such longer period (up to 90 days) as may be reasonably necessary, using Commercially Reasonable Efforts, to cure the breach, or (ii) if the other Party files for protection under the bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it and such proceeding remains undismissed or unstayed for a period of more than sixty days. Upon termination, the non-breaching Party shall, subject to the dispute resolution procedures set forth in Section 12.7, have the right, in its sole discretion, to seek any other rights or remedies available to it at law or in equity.

      11.3 Termination for Non-Payment of Development Payment. Either Party (the "Terminating Party") may terminate this Agreement upon the other Party's failure to make a timely payment of all or a portion of any of its Development Payments, or if the other Party has outstanding Compounded Development Payments and/or Compounded Disputed Costs under

[*]-INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

 Section 6.3 (the "Non-Terminating Party"); provided, however, that the Terminating Party gives notice of termination to the Non-Terminating Party, and the Non-Terminating Party fails to pay all such payments under this Agreement within thirty (30) days of receiving such notice (provided that each Party has a one-time right to use sixty (60) days to cure hereunder). The Terminating Party's sole and exclusive remedy for the Non-Terminating Party's failure to make any of its Development Payments, Compounded Development Payments and/or Compounded Disputed Costs, shall be the following: (i) the Terminating Party may terminate this Agreement under this Section 11.3, (ii) the amounts of Compounded Development Payments plus Compounded Disputed Costs owed by each Party shall be determined, as of the date of termination (provided that solely for purposes of this Section 11.3, the amounts of Compounded Development Payments and Compounded Disputed Costs shall be calculated as set forth in Sections 6.3.2 and 6.3.3 except that the words [*] shall be substituted in place of [*] in Sections 6.3.2 and 6.3.3) and the Party with the larger total amount of such costs shall pay the other Party the difference between the paying Party's total amount of such costs and the other Party's total amount of such costs (the "Termination Amount"), provided that, from and after the date of termination, interest on any unpaid Termination Amount shall accrue at [*] compounded annually, until the full Termination Amount plus accrued interest has been paid; further provided that the accrual of such interest or payment shall not preclude the Terminating Party from seeking full payment of amounts owed under this Section 11.3, and
(iii) if (A) CDS is the Terminating Party, (B) Alimera has paid more than [*] pursuant to Sections 6.1-6.3, and (C) CDS terminates this Agreement pursuant to this Section 11.3 and thereafter directly or through an Affiliate or a Third Party Commercializes any Product that was under development pursuant to the Development Plan at the time of termination, then (x) CDS shall, after the CDS Profitability Date, on a quarterly basis, pay Alimera [*] of CDS Net Income realized by CDS that is attributable to such Product, until the aggregate amount of such payments equals [*] of the total amount of Development Payments and Determined Disputed Costs paid by Alimera pursuant to Sections 6.1-6.3 (provided, however, that such total amount of Development Payments and Determined Disputed Costs paid by Alimera shall exclude (1) any amount Alimera paid to CDS upon termination pursuant to this Section 11.3, and (2) any amount Alimera paid to CDS solely due to the [*] multiplier and the [*] annual compounding pursuant to Sections 6.3.2 and 6.3.3); further provided that in the event that there are CDS Net Losses in any calendar quarter after the CDS Profitability Date, any payment to Alimera shall be offset by such CDS Net Losses, and (y) Alimera shall not, for as long as CDS makes, or is obligated to make, payment to Alimera pursuant to the foregoing, Develop or Commercialize, or license or otherwise assist an Affiliate or a Third Party to Develop or Commercialize, any product that is Approved or designed to be Approved (1) to treat DME or (2) to deliver a corticosteroid by injection, implantation or other direct delivery method to the posterior portion of the eye. Solely for purposes of the preceding sentence, the term "Develop" shall mean performance of human clinical trials for a product.

      11.4 Termination for Failure to Approve an Initial Development Plan. Either Party may terminate this Agreement in the event that an initial Development Plan is not approved within 30 days after the Effective Date. If either Party chooses to terminate this Agreement under this Section 11.4, such termination shall be the sole and exclusive remedy for each Party for failure to approve an initial Development Plan, provided that CDS shall repay to Alimera [*] in accordance with the terms of the Secured Promissory Notes from CDS to Alimera dated October 19, 2004, November 18, 2004 and December 22, 2004.

[*]-INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

      11.5 Termination for Abandonment. For purposes of this Section 11.5, "Abandonment" by a Party or to "Abandon" shall mean either (i) delivery of a written election by a Party to abandon this Agreement with respect to a Product or (ii) the event in which the aggregate amount of a Party's overdue Development Payments and/or overdue Determined Disputed Costs exceeds [*] with respect to such Product in the Territory, and the Non-Paying Party fails to pay all Compounded Development Payments and Compounded Disputed Costs then owing related to such Product in the Territory under this Agreement within thirty (30) days of receiving written request of payment of such outstanding Compounded Development Payments and Compounded Disputed Costs from the other Party. If a Party Abandons a Product pursuant to this Section 11.5, then the other Party's sole remedy shall be termination with respect to such Product pursuant to this Section 11.5. Solely for purposes of this Section 11.5 (including 11.5.1 and 11.5.2), the term "Product" shall have the meaning set forth in Section 1.77 except that in (E) and (4) the words "in a particular country" shall be omitted, in the next to last sentence the words "in each country" shall be omitted, and in the last sentence example (ii) shall be omitted.

      11.5.1. Effect of Abandonment by CDS. In the event that CDS Abandons a Product, Alimera shall terminate this Agreement with respect to that Product in the Territory for Abandonment of that Product by CDS under this Section 11.5. Upon such termination, Alimera shall choose one of the following two options:
(1) the Parties will enter into a license agreement under which CDS grants Alimera an exclusive license under the CDS Technology to make, have made, use, offer to sell, sell, and import such Product in the Collaboration Field, and, in consideration of the grant of such license, CDS shall receive a royalty of [*] of Net Sales of such Product in the Territory (after recovery by Alimera of all Development Payments and Determined Disputed Costs owed by CDS to Alimera pursuant to Sections 6.3.2 and 6.3.3 as pre-payments of royalty, without giving effect to the [*] multiplier or the [*] annual compounding otherwise provided for in Sections 6.3.2 and 6.3.3) and the license shall include those other terms and conditions set forth on Exhibit 11.5.1, or (2) CDS shall pay to Alimera any Compounded Development Payments or Compounded Disputed Costs that CDS owes Alimera as of the date of termination, after deducting the amounts of any outstanding Compounded Development and/or Compounded Disputed Costs that Alimera owes CDS as of that date (the "CDS Abandonment Amount") (provided that solely for purposes of this Section 11.5.1 and Section 11.5.2, the amounts of Compounded Development Payments and Compounded Disputed Costs shall be calculated as set forth in Sections 6.3.2 and 6.3.3 except that the words [*] shall be substituted in place of [*] in Sections 6.3.2 and 6.3.3) further provided that, from and after the date of termination, interest on any unpaid CDS Abandonment Amount shall accrue at [*] (rather than at [*]), compounded annually, until such costs have been paid. In the event that the Parties enter into a license agreement pursuant to this Section 11.5.1(a), upon execution of such license agreement and at Alimera's request: (a) any and all Confidential Information and materials solely related to such Product provided by Alimera pursuant to this Agreement shall be promptly returned by CDS to Alimera, (b) CDS shall promptly deliver to Alimera copies of all Clinical IP owned or Controlled by CDS and necessary or useful to the development or Commercialization of such Product and CDS shall not use any such Clinical IP thereafter for any regulatory applications or filings for such Product, provided that the foregoing shall not prevent CDS from using such Clinical IP for other Products or from performing preclinical and clinical studies or other research of any nature, including research that reproduces data contained in the Clinical IP, or from using the results of

[*]-INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.
                                     -52-
such research in regulatory applications or filings or for any other purpose,
(c) any regulatory filings for such Product which have been submitted in CDS' name which have not been transferred to Alimera, subject to FDA approval, will be transferred to Alimera's name, and (d) CDS will assign to Alimera all of its right, title and interest in any trademark under which CDS shall solely have marketed such Product or registered for use solely with such Product together with the goodwill associated therewith. Termination of this Agreement with respect to such Product and the options described this Section 11.5.1 with respect to such Product shall be Alimera's sole and exclusive remedy for Abandonment of such Product by CDS. In the event that, (x) Alimera chooses option (2) upon termination with respect to a Product and CDS pays to Alimera the amounts described therein, and (y) at the time of such termination, no Product designed for treating DME is being developed pursuant to a Development Plan or being Commercialized pursuant to the Commercialization Budget, then CDS shall no longer be bound by Section 5.1.2(1), (2), (3) or (4) with respect to that Product.

      11.5.2. Effect of Abandonment by Alimera. In the event that CDS terminates this Agreement with respect to a Product in the Territory for Abandonment of that Product by Alimera under this Section 11.5, the rights and licenses granted to Alimera pursuant to Article 5 shall terminate with respect to that Product in the Territory and the Parties shall negotiate in good faith a license agreement under which Alimera shall grant to CDS a non-exclusive license to any Alimera Know-How related to such Product. After termination with respect to such Product as set forth in this Section 11.5 and at CDS' request: (a) any and all Confidential Information and materials solely related to such Product provided by CDS pursuant to this Agreement shall be promptly returned by Alimera to CDS,
(b) Alimera shall promptly deliver to CDS copies of all Clinical IP owned or Controlled by Alimera and necessary or useful to the development or Commercialization of such Product and Alimera shall not use any such Clinical IP thereafter for any regulatory applications or filings for such Product, provided that the foregoing shall not prevent Alimera from using such Clinical IP for other Products or from performing preclinical and clinical studies or other research of any nature, including research that reproduces data contained in the Clinical IP, or from using the results of such research in regulatory applications or filings or for any other purpose, (c) if Alimera has applied for or obtained any Approvals in any country for the Product, then Alimera shall, to the extent legally permissible, take all additional action reasonably necessary to assign all of its right, title and interest in and transfer possession and control to CDS of such applications or Approvals, (d) any regulatory filings for the Product which have been submitted in Alimera's name, subject to FDA approval, will be transferred to CDS' name, (e) Alimera will assign to CDS all of its right, title and interest in any trademark under which Alimera shall solely have marketed the Product or registered for use solely with such Product together with the goodwill associated therewith, and (f) CDS shall no longer be bound by Section 5.1.2(1), (2), (3) or (4) with respect to the Product Abandoned by Alimera. Termination of this Agreement with respect to the Product shall be CDS' sole and exclusive remedy for Abandonment of that product by Alimera, except that Alimera shall promptly pay to CDS all Compounded Development Payments and/or Compounded Disputed Costs that Alimera owes CDS as of the date of termination, after deducting the amounts of any outstanding Compounded Development and/or Compounded Disputed Costs that CDS owes Alimera as of that date (the "Alimera Abandonment Amount"), provided that, from and after the date of termination, interest on any unpaid Alimera Abandonment Amount shall accrue at [*] (rather than at [*]), compounded annually, until such costs have been paid; further

[*]- Indicates material that has been omitted and for which confidential treatment has been requested. All such information has been filed with the Commission pursuant to Rule 24b-2 promulgated under the Securities and Exchange Act of 1934, as amended.

provided that the accrual of such interest or payment shall not preclude CDS from seeking full payment of amounts owed under this Section 11.5.2.

            11.6 Effect of Expiration or Termination of the Agreement. Except as expressly provided herein, the expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination and all rights and licenses granted under this Agreement shall be terminated. In the event of termination of this Agreement pursuant to Section 11.2, (a) any and all Confidential Information and materials provided by the non-breaching Party to the breaching Party pursuant to this Agreement shall be promptly returned by the breaching Party to the non-breaching Party, and (b) the breaching Party shall not use any Clinical IP arising from the activities conducted under this Agreement at any time thereafter; provided that the foregoing shall not prevent the breaching Party from performing preclinical and clinical studies or other research of any nature, including research that reproduces data contained in the Clinical IP, or from using the results of such research in regulatory applications or filings or for any other purpose.

            11.7 Survival of Provisions Upon Expiration or Termination. The provisions of Articles 8, 10 and 11, and Sections 5.2 (in the event of termination of this Agreement by CDS under Section 11.5.2), 5.4, 5.5, 5.6, 5.9, 9.3, 9.4, 11.5.1 (in the event of termination of this Agreement by Alimera under Section 11.5), 11.5.2 (in the event of termination of this Agreement by CDS under Section 11.5), 11.6, 12.5, 12.6 and 12.7 shall survive the expiration or termination of this Agreement for any reason.

                            ARTICLE 12 MISCELLANEOUS

      12.1 Interpretation.

            (a) If an ambiguity or a question of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

            (b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "but not limited to." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (B) any reference to any laws herein shall be construed as referring to such laws as from time to time enacted, repealed or amended, (C) any reference herein to any Person shall be construed to include the Person's permitted successors and assigns, (D) the words "herein", "hereof and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof unless specifically stated, (E) any reference herein to the words "mutually agree" or "mutual written agreement" shall not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party's sole discretion and unless otherwise stated; and (F) all references herein to Articles, Sections or Schedules shall be construed to refer to Articles, Sections and Schedules of this Agreement unless otherwise noted.

      12.2 Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the consent of the other Party; provided, however, that either Party may, without such consent, assign its rights and obligations under this Agreement in connection with a Change of Control of such Party; provided, however, that such Party's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

      12.3 Severability. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

      12.4 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

            If to CDS:           Control Delivery Systems, Inc.
                                 400 Pleasant Street
                                 Watertown, MA 02472
                                 Attention:  President
                                 Fax:  (617)-926-5050

            With a copy to:      Control Delivery Systems, Inc.
                                 400 Pleasant Street
                                 Watertown, MA 02472
                                 Attention:  General Counsel
                                 Fax: (617) 926-5050

            With a copy to:      Ropes & Gray LLP
                                 One International Place
                                 Boston, MA  02110
                                 Attention: Susan Galli, Esq.

                                 Fax: (617) 951-7050

            If to Alimera:       Alimera Sciences, Inc.
                                 6120 Windward Parkway, Suite 290
                                 Alpharetta, GA 30005
                                 Attention: President
                                 Fax: (678) 990-5744

            With a copy to:      Hutchison & Mason PLLC
                                 3110 Edwards Mill Road, Suite 100
                                 Raleigh, NC 26712
                                 Attention:  William N. Wofford
                                 Fax: (919) 829-9696

      12.5 Governing Law and Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction. Any suit brought by Alimera arising under or relating to this Agreement shall be brought in a court of competent jurisdiction in the Commonwealth of Massachusetts, and Alimera hereby consents to the jurisdiction of the state and federal courts sitting in the Commonwealth of Massachusetts. Any suit brought by CDS arising under or relating to this Agreement shall be brought in a court of competent jurisdiction in the state of Georgia, and CDS hereby consents to the jurisdiction of the state and federal courts sitting in the state of Georgia. Each Party agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the specified courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such court does not have any jurisdiction over such Party.

      12.6 Compliance with Applicable Laws. The Parties shall use their best efforts to comply with all provisions of any applicable laws, regulations, rules and orders relating to the license granted and to the testing, production, transportation, export, packaging, labeling, sale or use of Products. The Parties shall use their best efforts to obtain written assurances regarding export and re-export of technical data (including Products made by use of technical data) as may be required by the Office of Export Administration Regulations. Notwithstanding any other provision of this Agreement, each Party (and each Affiliate and agent of the Party) may disclose the tax treatment and tax structure of the transaction and all materials of any kind (including, but not limited to, opinions and other tax analyses) that are provided to the Party relating to such tax treatment and tax structure as contemplated by section 1.6011-4(b)(3)(iii) of the Code of Federal Regulations.

      12.7 Dispute Resolution. Any disputes, other than disputes regarding the construction, validity or enforcement of patents (which disputes shall be resolved by Section 12.5), arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, shall be resolved as follows:

            12.7.1. Senior Management. If the dispute cannot be resolved by the Primary Contact Persons in accordance with Section 3.4 hereof or then in accordance with Section 2.4, the Primary Contact Persons shall promptly notify the chief executive officer of each Party (or their designee), who shall meet in person at a mutually acceptable time and location or by means of telephone or video conference within sixty (60) days of such notice and attempt to negotiate a settlement.

            12.7.2. Arbitration. If the chief executive officers are not able to resolve the dispute within thirty (30) days of their first meeting or within such extended period as they agree upon, either Party may submit the matter to binding arbitration in accordance with this Section 12.7.2. Except as specified below, the arbitration shall be conducted in accordance with the rules of, and under the auspices of, the American Arbitration Association (the "AAA"). The arbitration will be conducted by a single arbitrator with relevant technical expertise who is jointly selected by the Parties or, if the Parties cannot mutually agree, is selected by the AAA administrator and is not employed by and does not have a material financial relationship with, a Party or any of its Affiliates. If Alimera is the claimant, the location of the arbitration shall be in the Boston, Massachusetts and if CDS is the claimant, the location of the arbitration shall be in Atlanta, Georgia. This Agreement shall remain in effect pending completion of the proceedings brought under this Section 12.7.2. Within ten (10) Business Days after the arbitrator is selected, each Party shall submit to the arbitrator that Party's proposed resolution of the dispute and justification therefor. All arbitration proceedings must be completed within 30 days after the arbitration is convened. The Parties hereby agree that the arbitrator has authority to issue rulings and orders regarding all procedural and evidentiary matters that the arbitrator deems reasonable and necessary with or without petition therefor by the Parties as well as the final ruling and judgment. Rulings shall be issued by written order summarizing the arbitration proceedings. Any judgment or award by the arbitrator in any dispute shall have the same force and effect as the final judgment of a court of competent jurisdiction. Nothing in this arbitration clause shall prevent either Party from seeking a pre-award attachment of assets or preliminary relief to enforce its rights in intellectual property or confidentiality obligations under this Agreement, or to enjoin any event that might cause irreparable injury, in a court of competent jurisdiction prior to an award on the merits by the arbitrator.

      12.8 Use of Name/Publicity. Except as otherwise expressly permitted under this Agreement, neither Party shall (i) use the name of the other in any press releases, public announcements or other publicity or advertising materials, or
(ii) disclose the existence or terms of this Agreement, in each case, without written approval of the other Party. The Parties agree that a public announcement of the execution of this Agreement shall be made in the form of a mutually acceptable press release within ten Business Days after the Effective Date. Thereafter, each Party, with the prior written consent from the other Party, shall have the right to publicly announce the achievement of any event relating to Product deemed newsworthy by such Party and to publish results of clinical trials and other publications relating to the Products, provided that no such publications by one Party shall include Confidential Information of the other Party.

      12.9 Entire Agreement. This Agreement, together with the Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. In the event of any conflict or inconsistency between any provision of any Exhibits hereto and any provision of this Agreement, the provisions of this Agreement shall prevail. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto. The Confidentiality Agreement between Alimera and CDS with an effective date of August 17, 2004 remains effective until the Effective Date of this Agreement, whereupon the provisions of such agreement shall survive to the extent set forth in that agreement.

      12.10 Headings. The captions to the several Articles and Sections hereof and Exhibits hereto are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

      12.11 Independent Contractors. It is expressly agreed that CDS and Alimera shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither CDS nor Alimera shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

      12.12 Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

      12.13 Counterparts. This Agreement may be executed by facsimile and/or in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this Collaboration Agreement as of the date first set forth above.

CONTROL DELIVERY SYSTEMS, INC.            ALIMERA SCIENCE, INC.

By:    /s/ Paul Ashton                    By:    /s/ Dan Myers
       ------------------------------            -------------------------------

Name:  Paul Ashton                        Name:  Dan Myers
       ------------------------------            -------------------------------

Title: CEO                                Title: President, CEO
       ------------------------------            -------------------------------

                                    EXHIBITS

EXHIBIT 1.11A:      CDS EXISTING PATENT RIGHTS

EXHIBIT 1.11B:      EXCLUDED CDS PATENTS AND PATENT APPLICATIONS

EXHIBIT 1.15:       CDS PATENT COST-SHARING COUNTRIES

EXHIBIT 1.42:       EXCLUDED PRODUCT SPECIFICATIONS/DRAWINGS

EXHIBIT 1.87:       UKRF LICENSES

EXHIBIT 3.2:        INITIAL DEVELOPMENT PLAN

EXHIBIT 5.8.3:      TERMS FOR OPTION LICENSE AGREEMENT

EXHIBIT 11.5.1      TERMS FOR THE [*] LICENSE AGREEMENT

[*]-INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

                                  EXHIBIT 1.11A

                           CDS EXISTING PATENT RIGHTS

[*]

[*]-INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

                                 EXHIBIT 1.11B
                           EXCLUDED CDS PATENT RIGHTS

[*]

[*]-INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

                                  EXHIBIT 1.42


                    EXCLUDED PRODUCT SPECIFICATIONS/DRAWINGS

                                    FIGURE 1

                                      [*]


                                    FIGURE 2

                                      [*]



[*]-INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

                                  EXHIBIT 1.87

                                  UKRF LICENSES

A. License Agreement dated October 20, 1991, as amended August 10, 1993, relating to U.S. Patent No. 5,378,475 (Application No. 07/658,695)

B.    License Agreement dated September 9, 1997 relating to U.S. Patent Nos.
      5,773,109 and 6,001,386 (Application No. 08/534,854)

                                   EXHIBIT 3.2

                            INITIAL DEVELOPMENT PLAN

[*]

[*]-INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

                                  EXHIBIT 5.8.3

                       TERMS FOR OPTION LICENSE AGREEMENT

                      Any terms not defined herein shall have those definitions set forth in the
                      Collaboration Agreement

LICENSE               Alimera shall have a non-exclusive license under the CDS Technology (as in existence on the Option License Effective Date (as defined below), with the right to sublicense, to make, have made, use, import, sell, and offer for sale the Option
                      Product in the Collaboration Field in the Territory.  During the term of this option license, CDS shall not (a) grant a license to any Affiliate or Third Party under CDS' interest in the CDS Technology to make, have made, use, offer to sell, sell, or import such Option Product in the Collaboration Field in the Territory,
                      and (b) itself use the CDS Technology to make, have made, use, offer to sell, sell, or import such Option Product in the Collaboration Field in the Territory.

                      Alimera shall have an exclusive royalty-free license to use the "MEDIDUR"
                      mark Controlled by CDS on or in connection with the Option Product marketed, distributed or sold pursuant to this license.

ROYALTIES             During the option license term, Alimera shall pay to CDS on a quarterly basis a royalty of [*] of Net Sales by Alimera or its Affiliates.

DILIGENCE             As provided in Section 4.3 of the Collaboration Agreement.

SUBLICENSES           Alimera shall have full rights to sublicense without
                      consent, provided that such sublicense shall be consistent with the term of the option license. [*]

OWNERSHIP OF AND      As provided in Section 5.4 of the Collaboration Agreement.
RIGHTS TO
INVENTIONS

LIMITATION ON USE,    As provided in Section 5.5, 5.6 and 5.7 of the Collaboration Agreement.
RESERVATION OF
RIGHTS BY CDS, AND
NO GRANT OF OTHER
TECHNOLOGY OR
PATENT RIGHTS


[*]-INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

PATENT                As provided for in Article 7 of the Collaboration Agreement. Neither Party is
MAINTENANCE AND       obligated to pay for patent costs or enforcement costs under this license as
ENFORCEMENT           long as either the Collaboration Agreement or the [*] license pursuant to Section
                      11.5.1 of the Collaboration Agreement is in effect. If neither the Collaboration
                      Agreement nor the [*] license pursuant to Section 11.5.1 of the Collaboration
                      Agreement is in effect, then CDS shall have the primary control in filing, prosecution, maintenance and enforcement of CDS Patent Rights. The Parties [*] patent costs. Any amounts recovered as a result of any infringement action taken by the
                      Parties hereunder shall be first applied, on a pro-rata basis, to reimburse each
                      Party for its out-of-pocket expenses incurred in connection with such action and the remainder, if any, shall be divided appropriately [*].

REGULATORY            All regulatory filings and/or Approvals related to the Option Product that are subject of this license will be immediately transferred to Alimera and Alimera shall own all such filings and Approvals.

PATENT MARKING        As provided in Section 7.7 of the Collaboration Agreement.

INDEMNITY             As provided for in Article 10, except that CDS shall not be responsible for product liability claims as described in Section 10.5 arising based on acts or omissions after the Option License Effective Date except to the extent the claims are attributable to CDS' gross negligence or willful misconduct.

REPORTS               Alimera will provide to CDS a quarterly written account of the Net Sales of Option
                      Products together with any relevant sublicense revenues and royalty payments.

TERM; TERMINATION     Commences upon Alimera's exercise of its rights pursuant to Section
                      5.8.3 under the Collaboration Agreement (the "Option License Effective Date") and
                      expires upon the expiration or abandonment of the last Valid Claim included in the relevant CDS Patent Rights.

                      Alimera may terminate the license at any time by giving CDS ninety (90) days written notice. CDS may terminate the license if Alimera: (a) fails to make any payment due under the license, unless Alimera makes such payments within sixty (60) days after receipt of written notice from CDS, or (b) commits a material breach of any other provision of the license, and such breach is not cured within ninety (90) days after receipt of written notice from CDS.

[*]-INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

REPRESENTATIONS       As provided in Article 9 of the Collaboration Agreement.
AND WARRANTIES

CONFIDENTIALITY       As provided in Article 8 and Sections 12.1-12.8 and 12.10-12.13 of
AND MISCELLANEOUS     the Collaboration Agreement.

                                 EXHIBIT 11.5.1

                       TERMS FOR THE [*] LICENSE AGREEMENT

                      Any terms not defined herein shall have those definitions set forth in the
                      Collaboration Agreement

LICENSE               Alimera shall have a non-exclusive license under the CDS Technology (as in existence on the License Effective Date (as defined below), with the right to sublicense, to make, have made, use, import, sell, and offer for sale the Product that CDS has abandoned pursuant to Section 11.5.1 of the Collaboration Agreement in the Collaboration Field in the Territory.  During the term of the license, CDS shall not (a) grant a license to any Affiliate or Third Party under CDS' interest in the CDS Technology to make, have made, use, offer to sell, sell, or import such
                      Product in the Collaboration Field in the Territory, and (b) itself use the CDS
                      Technology to make, have made, use, offer to sell, sell, or import such Product in the Collaboration Field in the Territory.

                      Alimera shall have an exclusive royalty-free license to use the "MEDIDUR"
                      mark Controlled by CDS on or in connection with any Products marketed, distributed or sold pursuant to this license.

ROYALTIES             During the license term, Alimera shall pay to CDS on a quarterly basis a royalty of
                      [*] of Net Sales by Alimera or its Affiliates.

DILIGENCE             As provided in Section 4.3 of the Collaboration Agreement.

SUBLICENSES           and subcontracts Alimera shall have full rights to sublicense without consent, provided that such sublicense shall be consistent with the term of this license.
                      [*]

CLINICAL IP/KNOW-     CDS shall have transferred, or shall transfer, to Alimera copies of all
HOW                   pre-clinical and clinical data that (1) relate to the Product that is the subject of this license, and (2) are owned or Controlled by CDS as of the License Effective
                      Date.  Alimera shall have the exclusive right to use such preclinical and clinical data to make, have made, use, import, sell, and offer for sale such Product in the
                      Field in the Territory.

OWNERSHIP OF AND      As provided in Section 5.4 of the Collaboration Agreement.
RIGHTS TO
INVENTIONS

PATENT                As provided for in Article 7 of the Collaboration Agreement.  Neither Party is
MAINTENANCE AND       obligated to pay for patent costs or enforcement costs under


[*]-INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

ENFORCEMENT           this license as long as the Collaboration Agreement is in effect.  Thereafter, CDS shall have the primary control in filing, prosecution, maintenance and enforcement of CDS Patent
                      Rights.  The Parties shall [*] patent costs.  Any amounts recovered as a result of any infringement action taken by the Parties hereunder shall be first applied, on a pro-rata basis, to reimburse each Party for its out-of-pocket expenses incurred in connection with such action and the remainder, if any, shall be divided appropriately between the Parties [*].

PATENT MARKING        As provided in Section 7.7 of the Collaboration Agreement.

REGULATORY            Subject to applicable legal and regulatory requirements, all regulatory filings and/or
                      Approvals related to the Product that is the subject of this license will be promptly transferred to Alimera and Alimera shall own all such filings and Approvals.

INDEMNITY             As provided for in Article 10, except that CDS shall not be responsible for product liability claims as described in Section 10.5 arising based on acts or omissions after the License Effective Date except to the extent the claims are attributable to
                      CDS' gross negligence or willful misconduct.

REPORTS               Alimera will provide to CDS a quarterly written account of the Net Sales of the
                      Products, together with any relevant sublicense revenues and royalty payments.

TERM; TERMINATION     Commences upon Alimera's exercise of its rights pursuant to Section
                      11.5.1 under the Collaboration Agreement (the "License Effective Date") and expires upon the expiration or abandonment of the last Valid Claim included in the relevant
                      CDS Patent Rights.

                      Alimera may terminate the license at any time by giving CDS ninety (90) days written notice. CDS may terminate the license if Alimera: (a) fails to make any payment due under the license, unless Alimera makes such payments within sixty (60) days after receipt of written notice from CDS, or (b) commits a material breach of any other provision of the license, and such breach is not cured within ninety (90) days after receipt of written notice from CDS.

REPRESENTATIONS       As provided in Article 9 of the Collaboration Agreement.
AND WARRANTIES

CONFIDENTIALITY       As provided in Article 8 and Sections 12.1-12.8 and 12.10-12.13 of
AND                   the Collaboration Agreement.
MISCELLANEOUS

[*]-INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

                               AMENDMENT NO. 1 TO

                             COLLABORATION AGREEMENT

                                 BY AND BETWEEN

                         CONTROL DELIVERY SYSTEMS, INC.

                                       AND

                             ALIMERA SCIENCES, INC.

This Amendment No. 1 to the Collaboration Agreement by and between Control Delivery Systems, Inc. and Alimera Sciences, Inc. dated as of February 11, 2005 (the "Agreement") is made as of February 23, 2005, and modifies certain terms of the Agreement.

The undersigned Parties hereby agree as follows:

      1. The fourth sentence of Section 3.2.4 (a) (i) of the Agreement is amended to read as follows:

                  As soon as practicable, CDS shall submit to the FDA a letter in form and substance satisfactory to both Parties authorizing a person designated by Alimera and reasonably acceptable to CDS (initially [*]) to communicate directly with the FDA regarding the CDS IND.

      2.    Section 6.2 of the Agreement is amended to read as follows:

       6.2 Milestone Payments. Alimera shall make an additional payment of $750,000 to CDS ("Milestone Payment"), which shall be disbursed as follows:

            (a)   [*] upon [*]

            (b)   [*] upon [*]

            (c)   [*] when [*]

            (d)   [*] upon [*] and

            (e) [*] and any unpaid amounts from (a) through (d) above upon the [*]

      3. Except as otherwise set forth in this Amendment No. 1, the terms of the Agreement shall remain in full force and effect.

[*]-INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed by their duly authorized representatives.

CONTROL DELIVERY SYSTEMS, INC.              ALIMERA SCIENCES, INC.

By: /s/ Paul Ashton                         By: /s/ Dan Myers
   ----------------------------                -----------------------------
Name: Paul Ashton                           Name: Dan Myers
     --------------------------                  ---------------------------
Title: Chief Executive Officer              Title: President, CEO
      -------------------------                   --------------------------

                               AMENDMENT NO. 2 TO

                             COLLABORATION AGREEMENT

                                 BY AND BETWEEN

                         CONTROL DELIVERY SYSTEMS, INC.

                                       AND

                             ALIMERA SCIENCES, INC.

This Amendment No. 2 to the Collaboration Agreement by and between Control Delivery Systems, Inc. and Alimera Sciences, Inc. dated as of February 11, 2005 and amended on February 23, 2005 (the "Agreement") is made as of May 11, 2005, and modifies certain terms of the Agreement.

The undersigned Parties hereby agree as follows:

      1. Section 3.2.3 of the Agreement is hereby deleted in its entirety and the following is substituted in place thereof:

            3.2.3. Allocation of Responsibility for Development Activities. The Parties acknowledge and agree that each Development Plan shall allocate primary responsibility for the various activities (and any related or ancillary activities) listed below to be performed by the responsible Party as follows:

                  Activity                                                             Responsible Party
------------------------------------------------------------------------               -----------------
A.      Preclinical research and development, including Product
        design,formulation, preclinical safety studies and in                          CDS
        vivo pharmacology studies

B.      Technology transfer as described in Section 3.11                               CDS

C.      Phase I, Phase I/II, Phase II and Phase III Clinical Trials, as
        needed to procure data necessary for the acceptance of filing of
        an NDA                                                                         Alimera

D.      Preparation, filing and maintenance of regulatory filings                      Alimera

E.      Manufacturing for Clinical Supply Requirements                                 CDS

F.      Filing, prosecution and maintenance of CDS Patent Rights
        (subject to Alimera's rights in Article 7)                                     CDS

For clarification, commercial manufacturing is Commercialization for which Alimera has primary responsibility as set forth in greater detail in Article 4.

      2. Section 3.2.4 (a) of the Agreement is hereby deleted in its entirety and the following is substituted in place thereof:

            3.2.4 Regulatory Approvals.

            (a) Regulatory Filings. Unless otherwise agreed by the Parties, Alimera shall be responsible for all U.S. and non-U.S. regulatory matters, including filing an IND and NDA for the first Product, provided that no regulatory filings by Alimera shall include any Pre-Existing Clinical IP. Alimera shall be responsible for obtaining Approvals and for subsequent maintenance of Approvals. For all regulatory filings made in the name of Alimera, Alimera shall have the primary authority and responsibility, with input from CDS, for submitting supplements, communications, annual reports, adverse event reports, manufacturing changes, supplier designations and other related filings, and for communicating with FDA. The Party responsible for submitting regulatory filings (the "Regulatory Submission Party") shall provide the other Party (the "Regulatory Non-Submission Party") with copies of all substantive submissions to (which may be in draft form), and all correspondences from, the FDA or other regulatory authorities. The Regulatory Non-Submission Party may provide comments regarding such submission prior to such planned submission, and the Regulatory Submission Party shall consider in good faith incorporating into the planned submission any such comments. The Regulatory Non-Submission Party shall supply Know-How necessary to obtain Approvals for each Product.

      3. Section 6.2 of the Agreement is hereby deleted in its entirety and the following is substituted in place thereof:

      6.2 Milestone Payments. Alimera shall make an additional payment of [*] to CDS ("Milestone Payment"), which shall be disbursed as follows:

            (a)   [*] upon [*]

            (b)   [*] upon execution of this Amendment No. 2; and

            (c)   [*] when a [*]

      4. Except as otherwise set forth in this Amendment No. 2, the terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed by their duly authorized representatives.

CONTROL DELIVERY SYSTEMS, INC.              ALIMERA SCIENCES, INC.

    /s/ Michael J. Soja                         /s/ Daniel H. White
By:____________________________             By:_____________________________

      Michael J. Soja                             Daniel H. White
Name:__________________________             Name:___________________________

                                                   VP Finance and Corporate
       VP Finance                                  Development
Title:_________________________             Title:__________________________

[*]-INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.